The Geology and Exploration Potential of the Juanicipio Property Fresnillo District Zacatecas, Mexico Technical Report

Prepared for Mega Capital Investments Inc. November 19, 2002 9355.00a

The Geology and Exploration Potential

of the Juanicipio Property, Fresnillo District,

Zacatecas, Mexico

Technical Report

Prepared for

Mega Capital Investments, Inc.

November 19, 2002

9355.00a

Prepared by

Pincock, Allen & Holt

Clancy J. Wendt, P.G.

Principal Geologist

Denver Jersey City Lima Santiago Seattle
A Division of Hart Crowser 274 Union Boulevard, Suite 200 Lakewood, Colorado 80228-1835 Fax 303.987.8907 Tel 303.986.6950	Vancouver, B.C.

CONTENTS			Page

1.0	EXECUTIVE SUMMARY		1.1

2.0	INTRODUCTION AND TERMS OF REFERENCE		2.1

	2.1	Terms and Definitions	2.1
	2.2	Geographic Terms	2.1
	2.3	Units	2.2

3.0	DISCLAIMER		3.1

4.0	PROPERTY DESCRIPTION AND LOCATION		4.1

	4.1	Juanicipio Property	4.1

5.0	ACCESS, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE
	AND PHYSIOGRAPHY		5.1

6.0	HISTORY		6.1

7.0	GEOLOGICAL SETTING		7.1

	7.1	Regional Geology	7.1
	7.2	District Geology	7.3
	7.3	Juanicipio Geology	7.3
		7.3.1 Stratigraphy	7.3
		7.3.2 Structure	7.7

8.0	DEPOSIT TYPES		8.1

	8.1	Regional Deposit Types	8.1
		8.1.1 Epithermal Veins	8.1

9.0	MINERALIZATION AND ALTERATION		9.1

	9.1	Fresnillo District Mineralization	9.1
		9.1.1 Manganese-Oxide Veins	9.3
		9.1.2 Kaolinite	9.3
		9.1.3 Miscellaneous Prospects	9.3
	9.2	Alteration	9.3
		9.2.1 Silicification (Sinter or Jasperiod)	9.3

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9355.00a November 19, 2002

CONTENTS (Continued)			Page

		9.2.2 Specularite	9.5
		9.2.3 Iron-oxide Flooding	9.5
		9.2.4 Kaolinite	9.5
		9.2.5 Alunite	9.6

10.0	EXPLORATION		10.1

	10.1	Recent District Exploration Activity by Peñoles	10.1
	10.2	Minera Sunshine Juanicipio Exploration	10.1
		10.2.1 Data Acquisition and Geologic Mapping	10.1
		10.2.2 Geochemistry	10.2
		10.2.3 Geophysics	10.3
		10.2.4 Environmental Surveys	10.4

11.0	DRILLING		11.1

12.0	FIELD SAMPLING METHODS AND APPROACH		12.1

13.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY		13.1

14.0	DATA VERIFICATION		14.1

15.0	ADJACENT PROPERTIES		15.1

16.0	METALLURGICAL TESTWORK		16.1

17.0	MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES		17.1

18.1	INTERPRETATION AND CONCLUSIONS		18.1

	18.1	Significance of Silicification (Sinter)	18.1
	18.2	Depth to “Top-Out” in Juanicipio	18.2

19.0	RECOMMENDATIONS		19.1

	19.1	Drill Targets	19.1
	19.2	Drilling Program	19.2

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CONTENTS (Continued)		Page

20.0	RECOMMENDED WORK PROGRAM AND GENERAL BUDGET	20.1

21.0	CERTIFICATE	21.1

22.0	REFERENCES	22.1

TABLES

4-1	Concession Summary	4.3

6-1	1999 – 2001 Work History Summary	6.1

8-1	Major Altiplano Ore Deposits (See Figure 4)	8.2

14-1	Check Sample Comparison	14.1

20-1	Phase 1 Exploration Budget Summary	20.1

FIGURES

1	Location Map, Mexico and Zacatecas	4.4
2	Location Map, Juanicipio & Fresnillo Area	4.5
3	Claim Map, Juanicipio Project	4.6
4	General Mexico Geology & Mineral Occurrences	7.2
5	Schematic Stratigraphic Section for the Fresnillo District and Juanicipio Area	7.4
6a	Geology, Alteration & Geophysical Map	7.9
6b	Explanation for Figure 6a	7.10
7	Fresnillo Geologic Model	9.4
8a	North End of AMT Line 1, Showing Named Structures and Drill Targets	10.5
8b	Central Part of AMT Line 1, Showing Named Structures and Drill Targets	10.6
8c	Southern Part of AMT Line1, Showing Named Structures and Drill Targets	10.7

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1.0 EXECUTIVE SUMMARY

Mega Capital Investments Inc. (MGII) engaged Pincock Allen and Holt (PAH) to undertake an evaluation and review of the previous work on the Juanicipio claim Fresnillo, Zacatecas, Mexico. The purpose of this review was to:

  Evaluate the work that has been completed previously on the property;
  Examine the data from the work generated by Minera Sunshine de Mexico;
  Make recommendations for exploration and evaluation;
  Complete a site visit to review the work.

Clancy J. Wendt, Principal Geologist, reviewed the data for the project at the Minera Cascabel office in Tucson and read reports by Minera Sunshine de Mexico, along with various published articles. He visited the property on September 5, 2002. His review of the data included discussions with the geologist in charge of exploration.

The Juanicipio Project, located in central Zacatecas State, Mexico, lays in the western part of the Fresnillo District, currently the world’s largest silver mine. The Peñoles Company produces approximately 27 million ounces of silver a year from a series of high-grade epithermal veins that "top-out" about 200 meters below the surface. Exploration for these veins has historically been blind drilling, resulting in spectacular "accidental" discoveries and a skewed view of the districts' geology and magnitude. The Juanicipio target is an evaluation of the magnitude of the Fresnillo system, seeking a continuation of the high-grade silver veins beyond the current mining area. Because Fresnillo's importance has made it the subject of many exploration and academic studies, there is a wealth of information to use as a basis for comparison and exploration modeling.

Juanicipio lies 6 kilometers west of the center of the Fresnillo District where Peñoles is actively exploring within a few hundred meters of the Juanicipio border in several places. The geology, structure, geochemistry, and geophysics at Juanicipio are similar to Fresnillo and exploration models from Fresnillo can be readily applied to Juanicipio to generate potentially high-grade, drilling targets. Six major target structures have been identified whose orientation, alteration history, geochemistry, and geophysics warrant drilling. Estimated depths to the top of the high-grade "Santo Niño" style mineralization, the most attractive target type, are on the order of 500 to 600 meters (Note that mining at these depths is undertaken routinely in this part of Mexico). Given angle drilling, the total depths of these holes will average 750 meters. Testing the six proposed targets will require 4,500 meters of drilling at an estimated cost of C$1,184,500. The following exploration procedures are recommended to reduce exploration costs and risks:

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9355.00a November 19, 2002

1.	Collar the drill hole with reverse circulation drilling to the capacity of the equipment, probably about 300 meters. Core drill from this point down. This will result in a substantial savings in drilling expenditures.

2.	Consider additional NSAMT work. This method appears to have outlined structures with associated conductors quite well. Additional lines, especially over structures with good geochemistry, might dramatically improve target concepts cheaply.

3.	Several of the major structures yield reconnaissance geochemical anomalies in several elements, therefore, detailed geochemistry along them might allow locating the most favorable zones for containing ore shoots. Keeping in mind that the ore shoots at Fresnillo range from a few hundred to 1,000s of meters long, structures can be tracked with confidence through Juanicipio for up to 3.5 km; a 50-meter sample spacing could yield good results quickly and relatively cheaply.

4.	Test the Peñoles method of drilling initial shallow angle holes (45o) to pinpoint structures and tighten definition of deep targets.

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9355.00a November 19, 2002

2.0 INTRODUCTION AND TERMS OF REFERENCE

PAH visited the site on September 5, 2002 and completed a field and information review at the Minera Cascabel office. The main objective is intended to summarize prior exploration results and propose a drilling program for the Juanicipio I Claim, Fresnillo, Zacatecas, Mexico optioned by Mega Capital Investments from Minera Lagartos S.A. de C.V. of Hermosillo, Sonora, Mexico. Details of the exploration option-to-purchase agreement are on file with the TSXV.

2.1 Terms and Definitions

MCII refers to Mega Capital Investments Inc., PAH refers to Pincock Allen and Holt, Juanicipio refers to the high grade silver project located near Fresnillo, Mexico, and Sunshine refers to Minera Sunshine de Mexico, Peñoles refers to Industrias Peñoles S.A., Lagartos refers to Minera Lagartos S.A. de C.V. C$ refers to Canadian Dollars, AMT refers to Audio Magneto Tellurics, NSAMT refers to Natural Source Audio Magneto Tellurics, GPS refers to Global Positioning System, LSM refers to light sulphide mineralization, and HSM refers to heavy sulphide mineralization.

2.2 Geographic Terms

The following geographic areas and features are briefly described for orientation with respect to the text and Figures 2 through 6.

  Sierra Valdecañas: The 13 by 30 km long mountain range that lies immediately west of the Fresnillo. Juanicipio occupies the northeastern part of the range.
  Linares Canyon: The pronounced approximately N-S canyon that cuts into the northern margin of Juanicipio. Access is from the village of Presa Linares.
  Presa Linares: Village within Valdecañas ejido at the mouth of Linares Canyon. Reached from highway leading west out of Fresnillo by a 2 km unpaved road.
  Valdecañas Village: Village on plain just off the northeastern flank of Juanicipio Claim. Headquarters for the Valdecañas ejido.
  Saucito de Poleo: Village south of Valdecañas on access road to Piedras Mercury and Kaolinite Mine
  Piedras Mercury and Kaolinite Mine: Small pits and collapsed underground workings west of Saucito de Poleo, just outside Juanicipio claim. Reported to have produced mercury as well as

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9355.00a November 19, 2002

kaolin (Lang and others, 1988). Megaw and Ramirez (2001) noted that their dump samples carried no anomalous mercury values.

  Cesantoni Kaolinite Pits: Series of open pit from which Cesantoni ceramics company has mined kaolinite along nearly N-S structures cutting Linares Volcanics.
  Fresnillo: Name given both to the city of Fresnillo and the Fresnillo Mine, chief operation in the Fresnillo District.
  Cerro Proaño: Prominent hill on outskirts of Fresnillo City where mineralization cropped out. Taken as geographic center of Fresnillo District. Juanicipio claim boundary lies 6 kilometers west of Cerro Proaño.
  Santo Nino Vein: Principal high-grade vein in the Fresnillo Mine. Discovered in 1976 and still producing.
  San Carlos Vein: Major vein discovered through underground drilling in the Santo Nino Vein area in 1997. Subsequently traced for over 6.5 km to the west-northwest of Fresnillo. Currently in production.

2.3 Units

All units are in metric except where noted and all monetary values are in Canadian dollars unless otherwise stated. Units are abbreviated as follows:

m             meter

km           kilometer

mm          millimeter

cm           centimeter

mt            metric tonne

g              gram

g/mt         grams per metric tonne

C             centigrade

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3.0 DISCLAIMER

All information and the conclusions drawn there from are based on the author’s knowledge and site visit to the Juanicipio Project. Where possible, historic data have been verified and only those previous data believed to be accurate have been included. Figures are from previous reports and have been modified to fit the present work. PAH has not reviewed the legal title of the land holdings of Mega Capital or the joint venture agreements.

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4.0 PROPERTY DESCRIPTION AND LOCATION

The Juanicipio Property is a single exploration claim lying in central Zacatecas State, approximately 6 kilometers west of the city of Fresnillo and the Fresnillo Mine of Industrias Peñoles S.A. (Figures 1 and 2). The Juanicipio I claim was originally titled to Juan Antonio Rosales of Zacatecas on August 9, 1999 to protect some 28,000 hectares of ground occupying all of the Sierra Valdecañas (aka Sierra Fresnillo), except some of the fringing foothills (Figure 3). The claim was sold by Juan Antonio Rosales to Ing. Martin Sutti Courtade of Zacatecas who optioned the property to Minera Sunshine de Mexico S.A. de C.V. (Mexican subsidiary of Sunshine Mining Company of Kellogg, Idaho, USA) on October 6, 1999. This agreement was terminated in late 2001 and ownership returned to Ing. Sutti. The Juanicipio I claim was optioned by Ing. Sutti to Minera Lagartos S.A. de C.V. of Hermosillo, Sonora, Mexico on July 31, 2002.

On August 1, 2002, Mega Capital Investments announced their purchase of 98 percent of Minera Lagartos S.A. de C.V. On September 23, 2002, after consultation with and agreement from Ing. Sutti, Minera Lagartos reduced the Juanicipio I claim to approximately 8,000 hectares covering the northeast portion of the original claim where Minera Sunshine’s exploration efforts were focused. The Mexican General Department of Mines accepted the reduction and the title for the reduced claim, in the name of Minera Lagartos S.A. de C.V., was granted on March 3, 2003. This claim, Reduccion Juanicipio 1, supercedes Juanicipio 1 but still has the same expiration date. Table 4-1 provides a summary of the status of the concession.

4.1 Juanicipio Property

Pursuant to an agreement dated July 18, 2002 as amended December 19, 2002 between Lagartos and Ing. Martin Bernardo Sutti Courtade I ("Sutti"), of Zacatecas, Mexico (the "Juanicipio Agreement"), Sutti granted to Lagartos an option (the "Juanicipio Option") to acquire a 100% interest in the Juanicipio Property, which is located in the Fresnillo District, Zacatecas, Mexico. In order to exercise the Juanicipio Option, Lagartos must:

(a)	drill a minimum of 3,500m of diamond core, reverse circulation or a combination of the two methods within 12 months following the date of ratification of the Juanicipio Agreement by all parties in the presence of a notary public (the "Ratification Date"), which was July 18, 2002;

(b)	pay to Sutti 1,000 pesos plus applicable taxes and pay the Mexican Treasury, one payment of approximately 200,000 pesos (approximately $32,629) representing mining taxes owed by Sutti for the first half of 2002;

(c)	pay to Sutti payments aggregating US$1,225,000 plus Value Added Tax IVA ("VAT") on the following basis:

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9355.00a November 19, 2002

(i)	US$75,000 plus VAT on or before January 18, 2003 (which amount has been paid);
(ii)	US$100,000 plus VAT on or before the date that is 12 months following the Ratification Date;
(iii)	US$100,000 plus VAT on or before the date that is 18 months following the Ratification Date;
(iv)	US$150,000 plus VAT on or before the date that is 24 months following the Ratification Date;
(v)	US$150,000 plus VAT on or before the date that is 30 months following the Ratification Date;
(vi)	US$200,000 plus VAT on or before the date that is 36 months following the Ratification Date;
(vii)	US$200,000 plus VAT on or before the date that is 42 months following the Ratification Date; and
(viii)	US$250,000 plus VAT on or before the date that is 48 months following the Ratification Date and during each semester subsequently until the Juanicipio Property commences production;

(d)	incur expenditures on the Juanicipio Property in the amount of at least US $2,500,000 on the following basis:
	(i)	US$750,000 (including amounts incurred in subparagraph (a) above) within 24 months following the Ratification Date;
	(ii)	the cumulative amount of US$1,500,000 within 36 months following the Ratification Date; and
	(iii)	the cumulative amount of US $2,500,000 within 48 months following the Ratification Date; and
(e)	pay to Sutti a NSR on the following basis:
	(i)	3.5% for silver priced up to US $5.50/troy ounce;
	(ii)	3.75% for silver priced greater than US $5.50/troy ounce and up to US $6.50/troy ounce;

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9355.00a November 19, 2002

(iii)	4.0% for silver priced greater than US $6.50/troy ounce and up to US $7.50/troy ounce;
(iv)	4.25% for silver priced greater than US $7.50/troy ounce and up to US $10/troy ounce; and
(v)	5% for silver priced greater than US $10/troy ounce.

Royalties on other precious metals will be paid at the same percentage rate then in effect for silver. Royalties on base metals recovered will be paid at half the then prevailing percentage rate for silver.

All cash payments set out in (c) above are considered advance NSR. Once production on the Juanicipio Property has begun, these payments will be recovered by Lagartos from NSR payments due to Sutti, provided that not more than 50% of any NSR payment will be applied towards the repayment of advances.

Alternatively, the Juanicipio Option may be exercised at any time by Lagartos by paying such amount as is required to make the total payments to Sutti aggregate US$1,300,000.

Lagartos may terminate the Juanicipio Agreement at any time by providing Sutti with 60 days notice and failing to make any payment or incur any expenditures when due, but must pay the applicable taxes for the following semester. On termination, Lagartos must transfer title of the claim to Sutti should he so request.

TABLE 4-1
Mega Capital Investments, Inc.
Juanicipio Property
Concession Summary*

Claim Name	Claim	Application	Title	Date	Date	Size
	Type	Number		Issued	Expires	Hectares

Juanicipio I
Superceded by
Reduccion Juanicipio 1	E	17071	209790	9-Aug-1999	8-Aug-2005	28,103.98

Reduccion Juanicipio 1	E	17071	218942	3-Mar-2003	8-Aug-2005	7,679.12

NOTE: The description of the mineral title is not a legal opinion, but is based on written information provided by Minera Cascabel S.A. de C.V. A claim type of “E” indicates an exploration claim.

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9355.00a November 19, 2002

STATE OF ZACATECAS
JUANICIPIO PROJECT
ZACATECAS
MELCHOR OCAMPO
MAZAPIL
CONCEPCION DEL ORO
EL SALVADOR
EDO DE NUEVO LEON
JUAN ALDAMA
NIEVES
RIO GRANDE
SOMBRERETE
SAIN ALTO
CHALCHIHUITES
JIMENEZ DEL TEUL
CANITAS DE FELIPE PESCADOR
VILLA DE COS
FRESNILLO
VICTOR ROSALES
MORELOS
PANUCO
VETAGRANDE
VALPARAISO
GUADALUPE
SUSTICACAN
JEREZ DE GARCIA SALINAS
TEPETONGO
VILLANUEVA
GENARO CODINA
LUIS MOYA
ESTADO SAN LUIS POTOSI
LORETO
PINOS
VILLA GARCIA
VILLA GONZALEZ ORTEGA
VILLA HIDALGO
G. PANFILO NATERA
MONTE ESCOBEDO
TABASCO
HUANUSCO
ATOLINGA
TEPECHITLAN
BENITO JUAREZ
APOZOL
APULCO
JUCHIPILA
NOCHISTLAN DE MEJIA
MOYAHUA DE ESTRADA
MEZQUITAL DEL ORO
EXPLANATION
RAILROAD
INTERNATIONAL HIGHWAY
STATE AND FEDERAL HIGHWAY
STATE CAPITAL
MUNICIPAL SEAT
N
MEXICO
0
100
200
300
KILOMETERS

PINCOCK ALLEN & HOLT
274 Union Blvd., Suite 200
Lakewood, CO 80228

Juanicipio Project

Zacatecas, Mexico

LOCATION MAP
MEXICO & ZACATECAS

Figure 1 | Date: November 2002

FRESNILLO
T. Fortuna
Cerro Proaño
T. General
V. SANTO NIÑO
V. SAN CARLOS
T. San Luis
PRESA LINARES
Cesantoni Kaolin Mine
NE CORNER JUANICIPIO CLAIM
Piedras Kaolin Mine
N
Vein as known underground
Structure as known on surface
Proposed Primary Drill Pad
Proposed Secondary Drill Pad
PINCOCK ALLEN & HOLT
274 Union Blvd., Suite 200
Lakewood, CO 80228
Juanicipio Project
Zacatecas, Mexico
LOCATION MAP
JUANICIPIO & FRESNILLO AREA
Figure 2
Date: November 2002

N
ABANDONED GROUND
JUANICIPIO 1 TP
Exp. 93/ 17871
JUANICIPIO 1 RED
Exp. 93/ 17871
OTHER CLAIMS

PINCOCK ALLEN & HOLT

Juanicipio Project

Zacatecas, Mexico

CLAIM MAP

Figure 3 | Date: November 2002

The claim is an “exploration claim” as defined by the Mexican Mining Law and covers all available known mineral showings immediately west of Peñoles Fresnillo District holdings except for three small claims in the southeast corner. The Juanicipio claim is current with respect to both tax and "comprobaciones de obra" (annual work expenditures required under Mexican Mining Law) to the end of 2002. Title to the reduced claim will be issued directly to Minera Lagartos with an obligation to return it to Ing. Martin Sutti should the option be terminated.

The area has seen sporadic small-scale prospecting, probably including reconnaissance by Peñoles, over several hundred years, but has seen no production. Minera Sunshine de Mexico performed the only known systematic exploration of the property between 1999 and 2001. Exploration records for this work are complete and in MCII’s possession.

The Valdecañas Ejido and Ejido Saucito de Poleo hold surface ownership in the area of proposed drilling. (Ejidos are communal farms where individuals have title to specific plots of land, but most land-use decisions must be made by the community as a whole). Private individuals own land flanking the area of major interest to the south. The Ejidos have granted written permission to drill. The only known potential cultural liabilities in the area are rock shelters along Linares Canyon that are decorated with prehistoric cave paintings. There seems to be no formal status or protection for them and most have already been heavily vandalized. Documenting their condition before building roads or drilling would be prudent.

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5.0   ACCESS, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

Juanicipio/Fresnillo lies on the western edge of the Mexican Altiplano or “Mesa Central.” The Altiplano is that portion of central northern Mexico lying north of the Trans-Mexico Volcanic Belt, between the Sierra Madre Oriental and Sierra Madre Occidental. This includes portions of the states of Guanajuato, Queretaro, Hidalgo, San Luis Potosi, Aguascalientes, Zacatecas, and Durango (Figure 1). The region is characterized by broad plains, with mean elevations above 1,700 meters, punctuated by mountain ranges rising to over 3,000 meters. Vegetation is dominated by sparse, thorny plants and cacti at low elevations, giving way upwards to patchy oak forest. The climate is warm and arid, with an average temperature of 21.5 oC (range of 0o to 45 oC) and a median precipitation of <1,000 mm per year. There is virtually no surface water available at any time, but water for exploration (drilling) is readily available from agricultural wells in the area. Water is abundant at depth and water rights for mine development should be part of the mineral rights.

The Juanicipio Project area covers the northeastern third of the Sierra Valdecañas, a roughly N-S trending mountain range 25 km long and up to 13 km wide. The area lies 6 kilometers west of Cerro Proaño in the Fresnillo Mining District and the city of the same name in the central part of the state of Zacatecas. Fresnillo has approximately 75,000 inhabitants and supplies and lodging are readily available. A substantial pool of mining professionals and miners exists in the Fresnillo area due to the presence of the several large mines belonging to Peñoles, Mexico’s second largest mining company. Zacatecas City, with a population of over 1,000,000 and the state capital, lies 55 kilometers away and is a major commercial, industrial, and mining center. Fresnillo is readily accessed from the cities of Zacatecas (55 km), Durango (240 km), or Torreon (350 km) by Mexico Highway 45. Zacatecas International Airport receives numerous daily flights from the USA and Mexico. Driving time from Zacatecas International Airport to Juanicipio is about 40 minutes. Analytical preparation facilities belonging to ALS-Chemex are located in Guadalajara, about 350 km away, with samples being flown to Vancouver for analysis. Intermittently, Chemex operates a sample drop facility in Zacatecas.

Elevation of the project ranges from 2,200 meters in the center of the Fresnillo District, to 2,350 meters on the fringes of Juanicipio, to almost 2,900 meters at the top of Cerro Altamira, the highest peak within Sierra Valdecañas. Terrane in the Sierra Valdecañas is rugged, with deep canyons incised into the Tertiary volcanic rocks. The central part is characterized by peaks that rise 250 to 400 meters above the canyons that cut them. The northern fringes, covered by the Juanicipio claim, are characterized by a broad mesa cut by 100-meter deep canyons. The Juanicipio Project area is very sparely populated, but people in the scattered villages and ejidos around the edges are generally supportive of potential mining employment.

Paved highways on the eastern, northern, and western sides surround the Sierra Valdecañas, with a good-quality unpaved road linking the paved roads across the southern end of the range. This southern road is in the process of being paved. Despite the ruggedness of the central part of the

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Sierra Valdecañas, access to the northeastern area, where the Juanicipio claim lies, is good. A high quality dirt road runs about 1.5 km up the Linares Canyon from the village of Presa Linares. This provides access to the extreme northeastern corner of the claim. A separate road proceeds from Fresnillo to the village of Valdecañas, and from there to a pass that allows access to Linares Canyon some 4 km south of the village of Presa Linares. Despite this road access, principal access to the bulk of the area of maximum interest is by foot. One major drill target should be accessible from existing roads; others will require road building up Linares Canyon. The routes for these roads have already been approved by the Mexican environmental agency.

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6.0 HISTORY

There appears to have been little work done in the Juanicipio claim prior to 2000, except for prospecting by unknown individuals and probably Peñoles. Numerous recent Peñoles drill pads lie near the northeastern borders of Juanicipio, but none have been found within the claim block. Roads to these pads look fairly fresh and drill hole identification numbers include prefixes of 97-, 98-, 99-, 00-, and 01-, which presumably reflect drilling done in 1997 through 2001. Table 6-1 provides a summary of the work history for the Juanicipio claim.

TABLE 6-1

Mega Capital Investments, Inc. Juanicipio Property 1999-2001 Work History Summary

Year	Company or Owner	Work accomplished
1999	Juan Antonio Rosales	Staked Claim
1999	Ing. Martin Sutti	Claim bought
1999	Minera Sunshine	Claim Optioned
2000	Minera Sunshine	Reconnaissance Work
2001	Minera Sunshine	1:50,000 scale Mapping of Sierra Valdecañas
2001	Minera Sunshine	1:5,000 scale Mapping of Sierra Valdecañas
2001	Minera Sunshine	Zonge Engineering NSAMT Survey
2001	Minera Sunshine	Drilling Permit Granted
2001	Minera Sunshine	Property Returned to Ing. Martin Sutti
2002	Minera Lagartos	Optioned Property from Ing. Martin Sutti
2002	Minera Lagartos	Refiling of Drilling Permit
2002	Mega Capital Investments Inc.	Options Property from Minera Lagartos

Minera Sunshine de Mexico (Sunshine Mining’s Mexican subsidiary) acquired the property in 1999 from Ing. Martin Sutti based on a Finder’s Fee introduction from IMDEX Inc./Minera Cascabel S.A. de C.V. This Finders Fee relationship expired when the Minera Sunshine option was terminated.

Minera Sunshine de Mexico contracted IMDEX Inc./Minera Cascabel S.A. de C.V. to undertake a two-stage geologic and geophysical evaluation of the then 28,000-hectare Juanicipio claim. These results are detailed in Megaw and Ramirez, 2001. The primary efforts were focused on:

1.	Determining the overall geology of the Sierra Valdecañas, with emphasis on mapping general distribution of volcanic rocks, structural fabric, and mineralization centers for more detailed exploration. This was accomplished via Landsat image analysis, 1:40,000 B&W air-photo analysis, and 1:50,000 scale reconnaissance geologic mapping. Preliminary dump and rock-chip sampling accompanied this work.

2.	Examining areas of alteration and mineralization, highlighted through Stage 1 work that might be indicative of the presence of Fresnillo-style high-grade Ag mineralization within the claim. This was accomplished via 1:5,000 geologic mapping, Landsat image analysis,

Pincock, Allen & Holt                                                                                                                                                                                                                                               6.1

9355.00a November 19, 2002

NSAMT geophysics, outcrop geochemistry, and comparing the combined results with data from published studies of the Fresnillo District. This work was focused on the extreme northeast corner of the Sierra Valdecañas because of the strength of alteration, structural continuity, and proximity to Fresnillo. Additional mineralized areas were found at Santa Rosa in the southwest corner of the range, near the Cesantoni Kaolinite pit in the northwest corner of Juanicipio, and near the Piedras Kaolinite (Hg) Mine adjoining the east-central part of Juanicipio. These areas were judged to have limited exploration potential. However, all but Santa Rosa are encompassed within the reduced Juanicipio claim.

The goal of the detailed work was to locate the initial drilling targets and to identify ground that could be eliminated from further exploration. Minera Sunshine obtained drilling permits from SEMARNAT (Secretaria de Medio Ambiente and Recursos Naturales or Secretary of the Environment and Natural Resources) for an initial 6-hole program in the northeastern corner of the claim, but went bankrupt before drilling the holes. Minera Sunshine did not follow through on the recommendations to abandon low potential parts of the claim, but Lagartos did shortly after obtaining their option.

Pincock, Allen & Holt                                                                                                                                                                                                                                               6.2

9355.00a November 19, 2002

7.0 GEOLOGICAL SETTING

7.1 Regional Geology

The Juanicipio Project area lies in the central western part of the Mexican Altiplano (Megaw, 1999). The Altiplano is underlain by Paleozoic or older continental crust on the east and over thrust/ accreted pre-middle Mesozoic oceanic volcanic materials on the west (Campa and Coney, 1983; Sedlock et al., 1993) (Figure 4). These are overlapped by limestone and shale dominant Jurassic-Cretaceous basinal sedimentary sequences that grade into marine volcanic rocks on the west (Scammel and Janzen, 1998). These Cretaceous marine volcanic rocks contain the San Nicolas VMS deposit and the Francisco I. Madero Sedex deposit (Figure 4, Table 8-1). Juanicipio lies in an area where calcareous shales and graywackes are interbedded with the marine volcanic rocks, indicating deposition in the extreme western part of the basin.

The roughly SSW-NNE-directed compressional Laramide Orogeny deformed the Mesozoic sediments of northern Mexico into the sinuous Mexican Thrust Belt (Campa, 1985) and many of the regions ore deposits have structural grains parallel to the axis of the belt (Megaw, 1998; Megaw et al., 1988). Laramide deformation throughout the Altiplano is thin-skinned and characterized by broad to tight folding and over thrusting with strongly disharmonic behavior between the massive limestone and shale dominated portions of the Mesozoic sequence (Moran-Zenteno, 1994).

Erosion that began during the Laramide Orogeny stripped off much of the upper Cretaceous sediments in the Altiplano and carved deep valleys into the underlying Mesozoic sediments. The Tertiary deposits of the Altiplano are overwhelmingly composed of volcanic and volcaniclastic rocks of both the “lower volcanic complex” and “upper volcanic supergroup” of the Sierra Madre magmatic arc (Wisser, 1966; Coney, 1978; McDowell and Clabaugh, 1979). In the Altiplano, the lower volcanic complex consists principally of mixed limestone-volcanic conglomerates and andesitic to rhyolitic tuffs and ash-flow tuffs spanning the age from late Cretaceous to about 45 Ma. The upper volcanic supergroup spans the interval from 45 to 25 Ma, and is composed dominantly of rhyolite ash-flow tuffs and flows erupted from caldera complexes (McDowell and Clabaugh 1979). An unconformity surface can be identified between these two groups in many areas (Albinson 1988). Numerous intrusion systems are present which largely match the upper volcanic supergroup in age and composition, including most of ore deposits of the region (Table 8-1) (Clark et al. 1979, Barton et al., 1995).

Regional NE-SW-directed extension began around 30 Ma as subduction slowed and ceased along the western coast of Mexico and the overriding continental plate relaxed (Atwater 1970, Price and Henry, 1984). This mild extension was oriented parallel to the earlier Laramide compression and was accompanied by significant strike-slip movement. This event may have caused re-opening of both deep basement flaws and shallow-level structures allowing magmas and/or ore fluids to migrate along them (Price and Henry, 1984, Megaw, 1990). Extension accelerated during the late

Pincock, Allen & Holt                                                                                                                                                                                                                                              7.1

9355.00a November 19, 2002

Mining Districts Shown
1 - Santa Eulalia
2 - Providencia - Concepcion del Oro
3 - Naica
4 - San Martin
5 - Charcas
6 - Velardena
7 - Catorce
8 - Zimapan - La Negra
9 - Sierra Mojada
10 - Mapimi
11 - Cerro San Pedro
12 - La Encantada
13 - Plomosas
14 - Sierra Almoloya
15 - San Carlos
16 - San Pedro Corralitos
17 - Los Lamentos
18 - Shafter, Texas
C - Cananea
SF-SB - San Francisco del Oro - Santa Barbara
F - Fresnillo
Z - Zacatecas
RA-SN - Real de Angeles - San Nicoles
A-T - Asientos - Tepezala
Tx - Taxco
After MEGAW, et al, 1988
JUANICIPIO
N
Sierra Madre Occidental Volcanics
Trans - Mexico Volcanic Belt
Mexican Fold - Thrust Belt
PINCOCK ALLEN & HOLT
274 Union Blvd., Suite 200
Lakewood, CO 80228
Juanicipio Project
Zacatecas, Mexico
GENERAL MEXICO GEOLOGY & MINERAL OCCURRENCES
Figure 4
Date: November 2002
0 100 200 300
KILOMETERS

Miocene to create the broad range and valley geography seen today. The Recent is characterized by widespread alluvial deposits that fill the valleys. These deposits are capped by exceptionally well-developed calcrete throughout most of the Altiplano.

7.2 District Geology

The Fresnillo District stratigraphic section consists of the lower Cretaceous Proaño Group, composed of at least three Formations (Figure 5). Uncertainty arises because inferred thrust faulting may have duplicated certain units, or put units with no depositional relationship into structural juxtaposition. (de Cserna, 1976; Albinson, 1988; Ruvalcaba-Ruiz and Thompson, 1988; and Monod and Parga, 1991). The oldest formation in the group is the lower Cretaceous Valdecañas Fm.. (also known as the "Lower greywacke"), composed of calcareous graywacke with interbedded shales and limestones. This is overlain by an unnamed calcareous shale, in turn overlain by the Plateros formation (also known as the "Upper graywacke") composed of calcareous graywacke with interbedded shales. The Albian-Aptian Fortuna formation and Cerro Gordo formation limestones overlie the Proaño Group. These are correlated regionally with the well-known Cuesta del Cura formation. The limestones are unconformably overlain (perhaps in over thrust contact) by the Chilitos formation, composed of marine andesitic volcaniclastic sediments, andesite tuffs and flows, and mafic intrusive bodies. The section is capped by the Tertiary Fresnillo formation, which consists of basal conglomerates and volcaniclastics and overlying 38.3 Ma rhyolite ash-flow tuffs. Everything older than the Fresnillo formation is intruded by andesite dikes and a 32.4 Ma quartz-monzonite porphyry (Figure 5).

The pre-Tertiary section has been folded, tilted (N55W, 30SW) and complexly thrusted, largely during the Laramide Orogeny, but there is evidence of pre-Laramide deformation as well. Post-Laramide deformation is dominated by Fresnillo's position in the center of a NW-trending dextral strike-slip fault zone (ERA-Maptek, 1992). This complex shear has created a series of NE, NW, and nearly E-W extensional and transpressional faults, many of which are locally occupied by major veins and mineralization. The complexities of the local district structural environment are discussed in Ruvalcaba-Ruiz and Thompson, 1988; Gemmell and others, 1988; Simmons and others, 1988; and Simmons, 1991. Post-mineral movement is dominated by NE-SW to N-S oriented extension that has broken the region into a series of roughly parallel NW-SE-trending horst and graben blocks.

7.3 Juanicipio Geology

The following descriptions of the geology of the Juanicipio area are taken from Megaw and Ramirez (2001).

7.3.1 Stratigraphy

The stratigraphy of the Juanicipio area is very similar to that of the adjacent Fresnillo District (see Figure 5).

Pincock, Allen & Holt                                                                                                                                                                                                                                               7.3

9355.00a November 19, 2002

FIGURE 5

Schematic Stratigraphic Section for the Fresnillo District and Juanicipio Area

Group Name	Formation Name	Local Name	Age	Thickness in meters	Lithotype	Mineralization or Alteration
			Recent	0-250	Alluvium	None
		Basalt	upper Tertiary	100	Olivine Basalt	None
		Altamira Volcanics	Mid-Tertiary (<29 Ma)	400	Conglomerate, Rhyolite Welded Ash-Flow Tuffs, Volarenites	None
		Quartz Monzonite	Mid-Tertiary (32.4 Ma)		Quartz Monzonite	Mineralized skarn and argillic alteration
	Fresnillo	Linares Volcanics	Mid-Tertiary (>29 Ma)	400	Conglomerate, Rhyolite Welded Ash-Flow Tuffs, Flow Domes, Volarenites	Veins, Kaolinite, Alunite, Silicification
	Chilitos		L. Cretaceous	200	Marine Volcanics, Volcaniclastics and Intrusions	Veins, VMS, SEDEX
	Cuesta del Cura Formation	Cerro Gordo	L. Cretaceous	300	Limestone	Replacements and Veins
		Fortuna	L. Cretaceous	300	Limestone	Replacements and Veins
PROAÑO GROUP	**Plateros Formation**	Upper Greywacke	L. Cretaceous	250	Calcareous Greywacke and Shale	Veins
		Shale	L. Cretaceous	50	Calcareous Shale	Veins and Replacements
	Valdecañas	Lower Graywacke	L. Cretaceous	700	Graywacke	Veins

(Modified from de Cserna, 1976; Albinson, 1988; Ruvalcaba-Ruiz and Thompson, 1988; Monod and Parga, 1991; and Megaw and Ramirez, 2001).

Pincock, Allen & Holt                                                                                                                                                                                                                                               7.4

9355.00a November 19, 2002

Mesozoic Rocks

The (apparently) oldest rocks seen to date at Juanicipio are fragments of graywacke seen on dumps in the Cerro Colorado area. These appear similar to the upper Jurassic-Lower Cretaceous upper Valdecañas graywackes of the Proaño Group seen in the main portion of the Fresnillo District.

The next oldest rocks are thinly bedded calcareous shales (lower) and andesitic volcaniclastic rocks (upper) of the lower Cretaceous Chilitos formation. These are moderately to strongly folded and sheared. Overall, they strike north 20 o to 50o east and dip 25 o to 30o to the northeast. These rocks are poorly resistant to weathering and crop out sparingly beneath materials sloughed off the bold outcrops of Tertiary volcanic rocks along Linares Canyon and at Piedras. The volcaniclastic portion of the Chilitos formation in Juanicipio consists dominantly of coarse volcanic sandstone (volarenites) to pebble conglomerates with tuffaceous andesitic matrix. Rock fragments are dominated by andesite porphyry with prominent blocky feldspar phenocrysts.

The uppermost surface of the Chilitos is an irregular unconformity, locally marked by deep weathering and paleo-calcrete. This surface is buried by Tertiary volcaniclastic paleo-alluvium, surface debris, and a variety of tuffs, welded and unwelded. Where alteration is strong, especially beneath the pervasively silicified Tertiary welded tuffs (sinter) distinguishing the contact between altered Chilitos volcaniclastic sandstones and Tertiary volcaniclastic sandstones is very difficult.

Mid-Tertiary Igneous Rocks

The mid-Tertiary at Juanicipio is characterized by two principal groups of rhyolite-dominant volcanic units (separated by an unconformity), a basalt, and at least four intrusive phases. The age dates and general relationships are shown in Figure 5. Rocks older than 29 Ma are widely altered throughout the map area and Fresnillo District, with younger units being fresh. Fresnillo District mineralization has been age-dated at between 28 and 32 Ma (Lang and others, 1988).

Linares Volcanics

The lower volcanic package, referred to as the Linares Volcanics (Megaw and Ramirez, 2001), consists of volcaniclastic sediments, welded and non-welded crystal and lithic tuffs, flow breccias, and rhyolite flow domes. The basal Linares is composed of 5 to 20 meters of epiclastic volarenites and arkoses that rest unconformably on the Chilitos formation. As mentioned above, where altered, these two units are very difficult to distinguish. These basal volcaniclastics are commonly pervasively flooded with iron-oxides, and they have a characteristic rust-red color.

The basal volcaniclastics are overlain by a prominent 20 to 100 meters thick variably welded composite ash-flow tuff unit that ranges in composition from rhyodacite to rhyolite. These tuffs locally show strong eutaxitic foliation and elsewhere flow brecciation is common. Foliation-parallel breaks are common suggesting that these are not intra-caldera facies, at least not in the detailed map area. Several curvilinear features, followed by major drainages, are visible in the satellite

Pincock, Allen & Holt                                                                                                                                                                                                                                               7.5

9355.00a November 19, 2002

images outside of the detailed map area and these are interpreted as being ring-fracture zones of source calderas to the Linares volcanics. Lang and others (1988) obtained a 38.3 Ma K/Ar date off a member of this unit in the Piedras area (Figures 2 and 5). This unit is the principal host for the pervasive silicification referred to as "sinter." Rocks seen in rapid visits to outcrops in the Fresnillo District and described as part of the "Fresnillo Formation" (Lang and others, 1988; Simmons, 1991) are very similar to this unit and are tentatively considered correlative.

The ash-flow section is overlain by a coarse volarenite that is well bedded and locally shows low-amplitude cross-bedding. These are in turn overlain by another 100 to 150 meters of welded ash-flow tuffs, which typically are much less pervasively silicified than the lower ash-flow unit. Fracture-controlled silicification locally extends from the pervasively altered units into these overlying rocks.

Several large rhyolite flow domes lie in the central northern area, between Linares Canyon and the Cesantoni Kaolinite Mine. These are nearly aphanitic to sparsely porphyritic, flow banded, and locally vesicular or auto-brecciated bodies, locally with black to gray-green marginal vitrophyres. Flow banding is highly variable, but dominantly N-S. These domes cut the lower ash-flows and are locally cut by structures along which bleaching, argillization and devitrification are concentrated.

Distribution and welding patterns, combined with a well-developed circular feature southwest of Valdecañas, strongly suggest that the source caldera for these welded ash-flow tuffs is located in this area. The rhyolite flow-domes are probably contemporaneous with resurgence of this caldera and may reflect the presence of a large intrusive body at shallow depth.

The Linares volcanics section is block-faulted along NNW-trending faults, with dips generally to the west or southwest at 15 to 50o. Local dip reversals are known. Much of this faulting appears to have occurred prior to silicification, as the silicification level remains constant across a number of sharply displaced blocks (see-below).

There is a marked similarity between the stratigraphy of the silicified Linares volcanics within Juanicipio and unsilicified volcanic rocks on Mesa San Albino, 3 km north of Presa Linares.

Altamira Volcanics

The upper volcanic package is referred to as the Altamira volcanics (Megaw and Ramirez, 2001), based on the thick section exposed in Cerro Altamira, the tallest peak in Juanicipio. The Altamira volcanics horizontally overlie the tilted Linares volcanics with a pronounced angular unconformity. The basal Altamira volcanics consist of 20 to 50 meters of well-bedded volcaniclastic sediments composed of coarse volarenites to conglomerates. The most basal conglomerates contain abundant fragments of silicified Linares volcanics indicating a significant time gap between them. Lang and others' (1988) 27.7 and 27.4 Ma age dates from welded ash-flow tuffs higher in the Altamira volcanic sequence bears this out.

Pincock, Allen & Holt                                                                                                                                                                                                                                               7.6

9355.00a November 19, 2002

The basal bedded volcaniclastic rocks are overlain by a 20- to 350-meter thick section dominated by welded rhyolite to rhyodacite ash-flow tuffs. There are three to five major cooling units in these rocks and there are a number of circular features identifiable in satellite images, suggesting a series of overlapping resurgent calderas. As these rocks are post-alteration, little time was spent mapping them other than to approximate the major caldera breaks. Deep canyons cut into them show Linares volcanics underlie them virtually throughout the area.

Upper Tertiary Basalts

Fresh olivine basalt flows locally cap the Altamira volcanics and also occur widely throughout the plains between Fresnillo and Juanicipio, although they out crop sparingly. Lang and others (1988) infer a Miocene age for these basalts based on stratigraphic position and their freshness in proximity to altered underlying rocks.

7.3.2 Structure

Regional Scale

Satellite image analyses (ERA-Maptek, 1992) show that the Sierra Valdecañas is a topographically high block that lies at the intersection of several major NW and NE structures, and is marked by several circular features interpreted as calderas (Megaw and Ramirez, 2001). The most notable structure in the region is the NW-trending dextral strike-slip Fresnillo fault, which cuts through the middle of the Fresnillo District and can be traced for over 200 km. This is paralleled to the southwest by the San Acacio-Zacatecas fault that lies along the northeast limit of Juanicipio and appears to coincide with the major belt of silicification in Juanicipio.

Juanicipio Area Structure

Juanicipio is dominated by major N20W-N20E ("N-S" for simplicity), N50-70W, and minor N40-50E structures (Figure 6).

The N-S structures appear to be oldest and cut the area into elongate parallel blocks. The easternmost N-S block dips steeply west towards Linares Canyon, the block west of Linares Canyon dips less steeply west, the central area is almost horizontal, while the western-most block dips east. The largest of these N-S structures controls the location of Linares Canyon and may be related to alteration (see below). Linares Canyon is lined with a series of small to large (>200m long) slide blocks of silicified ash-flow tuff that appear to have skidded along their contact with underlying altered Chilitos formation. The number and size of these blocks suggests that they are not simply related to erosion of Linares Canyon, but are likely related to late extensional opening along this fault. This would be consistent with regional late Tertiary extension. The western edge of the westernmost block is intruded by a N-S alignment of rhyolite flow domes cut by a strong kaolinite-bearing N-S structural zone (Cesantoni Kaolinite Mine). The data indicate that several of these N20W-N20E structures had multiple episodes of activity.

Pincock, Allen & Holt                                                                                                                                                                                                                                               7.7

9355.00a November 19, 2002

The area of principal exploration interest is dominated by a series of very strong and continuous N50-70 structures, which are parallel to the San Acacio and Fresnillo fault zones described above. These faults dip S and N and most are high angle (60 o to 90o). A few dip as shallowly as 35o. These structures are typically composite fault zones comprising several individual strands over widths of up to 150 meters. These fault zones are marked by brecciation, evidence for multi-stage movements, strong silicification, iron-oxide flooding, and local pyritization, kaolinite and alunite(?). Most are traceable for 500 to 3,000 meters with little difficulty and many have been prospected. These fault zones clearly cut across the zones of massive silicification, but locally coincide with zones of thickest silicification, suggesting they acted as feeders for silicification prior to being reactivated for later iron-oxide and subsequent silicification.

From a mineralization standpoint, these N50-70W structures show the strongest alteration and mineralization effects and locally show anomalous geochemistry. They are parallel to many mineralized structures in the Fresnillo District, and several have been drilled by Peñoles on the eastern flanks of the Sierra Valdecañas, just outside Juanicipio. The fact that many of these structures are broad, multi-strand structural zones suggests that these may be near surface "horse tailing" zones that may coalesce into a master structure at depth. Similar features are noted in many epithermal vein systems including Fresnillo (Buchanan, 1981, Simmons et al, 1991). These structures are the principal exploration targets (see below).

From a mechanistic exploration standpoint, the most important structure may be the N45W (75SW)-trending range-bounding Valdecañas fault inferred to lie along the northeastern limit of the Sierra Valdecañas. The Valdecañas fault is nowhere exposed, but shows up very clearly on the NSAMT survey as a strong conductor (Zonge, 2001). Several NW-trending faults are locally exposed along the largely talus-covered slope just uphill from the inferred position of the Valdecañas fault and these dip steeply to the SW. If these are parallel to the Valdecañas fault, it suggests that the Sierra Valdecañas is dropped down relative to the Fresnillo District.

Pincock, Allen & Holt                                                                                                                                                                                                                                               7.8

9355.00a November 19, 2002

PROJECTION: Universal Transverse Mercator
Datum: NAD27 for Mexico
Zone: 13
N
AMT LINE 1
AMT LINE 3
AMT LINE 2
JUANICIPIO CLAIM BOUNDARY
A
B
C
D
S
1
2
3
4
5
6
Qal
Kc
TR
TVi
Tig-3
TbRd
TVe
PINCOCK ALLEN & HOLT
274 Union Blvd., Suite 200
Lakewood, CO 80228
Juanicipio Project
Zacatecas, Mexico
GEOLOGY, ALTERATION & GEOPHYSICAL MAP
(For explanation see Figure 6b)
Figure 6a
Date: November 2002
0 100 200 300 400 500
METERS

8.0 DEPOSIT TYPES

8.1 Regional Deposit Types

8.1.1 Epithermal Veins

The region contains a number of different base and precious metal ore deposit types including: Epithermal veins (Fresnillo, Zacatecas, Pachuca, Guanajuato etc.)(Buchanan, 1981, Graybeal and others, 1986, Albinson, 2001), Carbonate Replacement Deposits (CRDs) (San Martin, Charcas, Cerro San Pedro, Ojuela, etc.), Volcanogenic massive sulphides (VMS) (San Nicolas), Sedex (?) (Francisco I. Madero), and Stockwork deposits (Real de Angeles) (Megaw, 1998) (Figure 4 and Table 8-1). The syngenetic VMS and Sedex (?) deposits occur in the Jurassic to lower Cretaceous marine island-arc, active at the same time carbonate deposition was occurring farther to the east (Scammel et al. 1998). The other deposit types of the region are epigenetic and distinctly younger than the VMS. In these, mineralization occurs in structures created during Laramide compression. Altered and/or mineralized Tertiary volcanic and intrusive rocks are found in all districts. Regionally, mineralization apparently occurred contemporaneously with magmatism during a restricted period 45 to 28 Ma ago (Clark et al. 1979; Damon et al. 1981).

Major mining companies including, Grupo Mexico and Peñoles (the two largest Mexican mining companies), Teck-Cominco, Noranda, and North American junior companies including Pan-American Silver and Western Copper, are currently actively exploring in this regional geological environment and are making significant discoveries.

Fresnillo District

The Fresnillo District currently produces over 10 percent of the world's silver from a series of high-grade epithermal veins and the Juanicipio target essentially boils down to seeking the continuation of these veins beyond the current mining area. Because Fresnillo's importance has made it the subject of many exploration and academic studies, there are abundant data for comparison and exploration modeling. Following is a summary of certain economic and geologic features that should be applicable to Juanicipio exploration. Individual references are cited where appropriate, but the reader is directed to the appended bibliography for broader data sources.

Pincock, Allen & Holt                                                                                                                                                                                                                                               8.1

9355.00a November 19, 2002

TABLE 8-1
Mega Capital Investment, Inc.
Juanicipio Property
Major Altiplano Ore Deposits (See Figure 4)

MapSym	District	State	Deposit Type	Tonnage Produced	Tonnage Reserves	Au ppm	AVERAGE GRADE Ag ppm	Cu%	Zn%	Pb%
1	**San Martin-Sabinas**	ZAC	CRD	40+ M	30 M	Tr	125	1	3.8	0.5
2	**Concepcion del Oro**	ZAC	CRD	40+ M	8 M+	to 1.5 (.4*)	275	.2-2.3*	12.8	5.8
3	**Charcas**	SLP	CRD	35 M	12M+		67	0.26	4.5	0.32
4	**Fresnillo**	ZAC	E-Vein	50+ M	10+	3/0.6	685/280	0.02/.3	0.5/3	0.6/3
5	**Velardeña**	DUR	CRD	22 M	8 M	to 1.5	156	to .4	5.2	3.8
6	**Catorce**	SLP	CRD, E-Vein	10+ M	.5 M	Tr	80	Tr	6	10
7	**La Negra**	QRO	CRD	7 M	2 M		184	0.2	2.3	1.2
8	**Zimapan**	HID	CRD	3.5+ M	1 M		173	1.2	4	2
9	**Mapimi**	DUR	CRD	6 M	none	3.7	475	mod	high	15.8
10	**Asientos/Tepezala**	AGS	CRD, E-Vein	6 M min	2.5 M+	0.5	150-600	0.2-3.5	5	2.5
11	**Cerro San Pedro**	SLP	CRD	5M	56 M (Au)	30/.57	325/22	4	9	5
12	**La Paz/Matehuala**	SLP		4 M ?	12 M	0.5	500	0.2-1.4	5	7
13	**Chalchihuites**	ZAC		2 M ?	1.5 M	1	350	to .3	3	2.5
A	**Francisco I Madero**	ZAC	Sedex ?	minor	20 M+	Tr	60	1.5	6	1.5
B	**Real de Angeles**	ZAC	Stockwork	90 M	none		80		0.9	1
C	**San Nicolas**	ZAC	VMS	minor	72 M	0.5	30	1.35	2.3	
								0.2		
	CRD=	Carbonate Replacement Deposit								
	E-Vein=	Epithermal Vein								
	VMS=	Volcanogenic Massive Sulphide								

Modified from Megaw, 1999

Pincock, Allen & Holt                                                                                                                                                                                                                                               8.2

9355.00a November 19, 2002

Production and Exploration History

The Fresnillo Mine is owned by Peñoles, the second largest mining company in Mexico. Since 1555, the Fresnillo District has produced an estimated minimum of 50,000,000 mt of ores averaging 285 g/mt Ag, 0.6 g/mt Au, 1.6% Pb, 1.8% Zn, and 0.016% Cu (Peñoles, 1986). The district has yielded >570,000,000 oz Ag; 1,000,000 oz Au; 840,000 mt Pb; 900,000 mt Zn; and 80,000 mt Cu. At 2002 prices, this represents over US $5 billion in production. Silver grades have varied widely over time and with ore type, from <10 oz/mt to over 30. Currently (Peñoles oral comm., March, 2001, cited in Megaw and Ramirez, 2001) the mine is producing 4,000 mt/day at average grades of 750 g/mt Ag and 1 g/mt Au, plus base metals, with all-in costs of about $32/mt. Silver cost is about $1.70 per ounce. Silver production is roughly 27 million ounces per year. Orebodies range from 200 to 2,500 meters long, 300 to 400 meters high, and 1.5 to 5.5 meters wide. Mining is done by jumbos and trackless equipment with rail haulage to production shafts. Milling is done on site in a recently upgraded mill and smelting is done at Peñoles' Torreon, Coahuila Met-Mex Lead Smelter.

Pincock, Allen & Holt                                                                                                                                                                                                                                              8.3

9355.00a November 19, 2002

9.0 MINERALIZATION AND ALTERATION

9.1 Fresnillo District Mineralization

Three ore types have been recognized in the Fresnillo District: Oxide ores rich in silver (the focus of pre-1900 mining and present in the Cerro Proaño stockwork); "light sulphide mineralization" (LSM) ores rich in acanthite and ruby silvers (the highest grade “Santo Nino” type ores, focus of current mining and exploration); and "heavy sulphide mineralization" (HSM) ores rich in argentiferous galena, sphalerite, and pyrite (massive sulphide ores exhausted by the mid-1970s).

Fresnillo District mineralization can be divided into four zones relative to Cerro Proaño; the prominent hill that rises above the surrounding plain and is the discovery outcrop for the districts' oxide ores (Figure 2).

1.	The Fortuna zone, lying to the northwest and consisting of skarn and massive sulphide mantos (heavy sulphide mineralization), and some NW-trending veins: all in the lower graywacke and closely related to the quartz-monzonite stock.

2.	Plateros, lying to the northeast and consisting of moderate-grade NW-trending light sulphide mineralization veins hosted in the Fortuna limestone and spatially related to a quartz monzonite body.
3.	Cerro Proaño zone,,,, where mineralization consists dominantly of NW-trending light sulphide mineralization veins with some mantos, mostly hosted in the upper graywacke. Where the veins extend into the rhyolites they form a stockwork of low-grade (80 g/mt Ag) open-pittable mineralization (Figure 2).

4.	The Santo Niño zone, lying to the southeast, where mineralization occurs exclusively as very silver-rich blind light sulphide mineralization veins ranging from WSW through E-W to WNW. Recently, it has been shown that the Santo Niño zone is much more extensive than previously thought and continues to the south, west, and northwest for at least 5 kilometers.

The economically most important orebodies are the blind veins of the Santo Niño-style that characteristically top out along a zone ranging from 180 to 250 meters below the surface with the top of each vein being near-horizontal. The veins swell rapidly from 20 cm calcite veins above the top-out to 2 meters of high-grade mineralization 30 meters below. The overall high-grade zone is 280 to 340 meters high and can be continuous for nearly 2.5 km. [This can be related to the position of the water table at the time of mineralization (Simmons, 1991)…see below]. The veins persist to greater depths (>600m), but become poorer in Ag and relatively richer in Pb, Zn, Cu, and Au (none are considered worth mining given the abundant high-grade Ag reserves). In the center part of the district, the high-grade zone lies almost exclusively in the lower graywacke but to the east and southeast the dip of the sediments causes the tops to occur in the upper graywacke,

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9355.00a November 19, 2002

Chilitos andesite, and the conglomerates. The veins hold their thicknesses well in all but the conglomerate, where they thin radically. It has been noted that the mineralization is strongest in the most pelitic parts of the section. There are four major vein sets in the area ranging from 1 to 10 meters wide (average 1 to 2 meters) with numerous branches and cross-veins. Major mantos connect between some of the veins in the northwest area. The major vein sets trend N20-30W; N45W; N90E; N75E; and N70W: most dip 60-80 NE or SW, flattening towards the NE or SW; some are vertical.

There are distinct metallogenic, timing, temperature/pressure, and alteration differences between the "heavy sulphide mineralization" (HSM: Pb, Zn, Ag, As) and the "light sulphide mineralization" (LSM): (Ag, Au, Sb, Hg, Pb, Zn). The HSM is paragenetically earlier, occurs over 1,000 meters vertically (reaches the surface), is associated with skarn and the quartz monzonite intrusions and formed at high temperatures (250-330 oC) under non-boiling, lithostatic conditions (Simmons and others, 1988, Simmons, 1991). Alteration associated with this stage is widespread silicification, calcite, and illite, plus or minus chlorite, pyrite and adularia: interpreted as forming from the widespread presence of near-neutral pH chloride waters. Geochemical response from this alteration stage includes Pb, Zn, and Cu, with weak Ag and As. The LSM is paragenetically later, occurs over 350 meters vertically (topping out about 200 meters below the modern surface and zoning into base metal dominant mineralization below 550 meters), lies distal to the HSM and formed at lower temperatures (190-250 oC) under boiling, hydrostatic conditions. Alteration associated with this stage is strongly limited to LSM-hosting structures and consists of kaolinite, plus or minus alunite or natroalunite: interpreted as forming from acid-sulphate steam-heated condensates formed above the (then) water table (Simmons, 1991). Geochemical response from this alteration stage is very weak and dominated by Zn, As, and Hg with low to negligible Ag, Pb, and Au. In some places (Cerro Proaño area especially) both HSM and LSM occur in the same structure, but always with LSM cross-cutting the HSM.

Simmons (1991) put the above data into the following model for the district (Figure 7). He infers "the existence of a deep-seated, intrusion-related brine reservoir from which metal-bearing solutions were periodically injected to shallow levels through a compositionally stratified hydrothermal system". He further interprets that the water table, which controlled the position of hydrodynamic boiling conditions, descended approximately 400 meters from an elevation 200 meters above the present surface to a level about 200 meters below the present surface between the time of early HSM and later LSM veins.

The Simmons’ (1991) model neatly explains why the high-grade LSM veins top-out 180 to 220 meters below the present surface, and that the altering fluids related to this stage were dilute and virtually devoid of metals, which is why there is such a limited surface geochemical signature related to this ore stage. It further indicates that the LSM-related alteration should cut-across HSM-related alteration.

Simmons (1991) district scale model is strongly influenced by what was known about the district in the mid-1980s. Consequently, it shows the district as strongly asymmetrical and zoned to the east

Pincock, Allen & Holt                                                                                                                                                                                                                                               9.2

9355.00a November 19, 2002

from the Fortuna quartz-monzonite finger-stock (Figure 7). Although this is consistent with the then-existing data, mineralization is now known to extend for kilometers to the west of his western limit to mineralization and metals zoning patterns are now known to be much more complicated, with vertical, eastward, and westward increases in silver noted in many structures [including some which have all three (Peñoles, oral communication cited in Megaw and Ramirez 2001)]. These new data indicate that the district's zoning is not necessarily asymmetric and suggest that not enough is known about the system to define its center or centers, adequately.

9.1.1 Manganese-Oxide Veins

A series of very strong, N75W to nearly E-W manganese oxide veins lies just off the northwest corner of Juanicipio, just south of the Cesantoni kaolinite pits. Writing etched in concrete sorting pads (12/16/50) indicates activity during the late 1940s to early 1950s, a time when Mexico was a major producer of high-grade manganese. These veins are dissimilar to the regions hard psilomelane rich "Volcanogenic Manganese Veins" in that they carry anomalous metals in addition to Mn. They may be related to Fresnillo-style mineralization, perhaps as distal manifestations (Megaw and Ramirez, 2001).

9.1.2 Kaolinite

Kaolinite has been mined just outside Juanicipio at the Piedras kaolinite (Hg) mine and at the Cesantoni kaolinite mine (Figure 2). These are relatively clean, ceramic grade kaolinite produced to feed the Cesantoni plant 35 kilometers to the south. Numerous small prospect pits of kaolinite occur within Juanicipio, but none were produced.

9.1.3 Miscellaneous Prospects

Numerous small prospect pits have been found within Juanicipio. Most were probably related to exploration for Fresnillo-type mineralization, testing massive red iron-oxides, and strong pyritic alteration. The pyritization is characterized by laterally continuous fine-grained dispersions around low and high-angle post-sinter faults, commonly with brecciation. Most are anomalous in Hg and As with Zn, Ag, and Au being locally elevated (Megaw and Ramirez, 2001).

9.2 Alteration

9.2.1 Silicification (Sinter or Jasperoid)

The most pronounced alteration at Juanicipio is widespread pervasive silicification. The strongest area lies along the northeastern corner of Juanicipio and shows up as a strong color anomaly on satellite images (due to associated argillization) running from south of the Piedras kaolinite (Hg) mines to northwest of Presa de Linares. The second strongest zone lies just north of the northwest corner of Juanicipio, in the area surrounding the Cesantoni kaolinite mines.

Pincock, Allen & Holt                                                                                                                                                                                                                                               9.3

9355.00a November 19, 2002

SCENARIO 1
A
B
Valdecañas Fault
Juanicipio Sinter
Top of Santo Niño-style
Mineralization in Juanicipio
A
A'
North
South
3000
2000
Inferred
paleosurface
Cerro
Proaño
St. Niño vein
115A
221
222
108
120
164
3000
2000
Cerro Proaño
descending
water table
St. Niño vein
time
SCENARIO 2
A
B
Juanicipio Sinter
Top of Santo Niño-style
Mineralization in Juanicipio
A
A'
North
South
3000
2000
Inferred
paleosurface
Cerro
Proaño
St. Niño vein
115A
221
222
108
120
164
3000
2000
Cerro Proaño
descending
water table
St. Niño vein
time

Extension into Juanicipio from Simmons (1991) model for the descending water table in the Fresnillo District.

Scenario 1 shows the presence of the inferred Valdecanas Fault.

Scenario 2 lacks this fault.

Note that the top of Santo Nino-style mineralization is the same for both scenarios at ~1700 meter elevation.

Part A shows samples taken from north to south across the Fresnillo District. The bar represents the present-day elevation of the exposure from which the sample was taken; the tip of the arrow represents the inferred elevation of the water table at the time of fluid inclusion trapping.

The inferred paleosurface covers a vertical interval of 150 meters. The dashed line shows high relief on the paleosurface providing that the veins formed contemporaneously as opposed to sequentially.

Part B shows the inferred descent of the water table with time, based on known temporal relationships between the Cerro Proaño and Santo Niño veins.

For more detailed data and explanations, see Simmons (1991).

PINCOCK ALLEN & HOLT
274 Union Blvd., Suite 200
Lakewood, CO 80228

Juanicipio Project

Zacatecas, Mexico

FRESNILLO GEOLOGIC MODEL

Figure 7	Date: November 2002

These silicified zones consist of central zones of pervasive silicification along major structures and laterally diminishing flooding of certain densely welded ash-flow tuff units of the Linares volcanics. The silicification zone is roughly horizontal and cuts across dipping beds. Volcaniclastic units above, below, and occasionally between, pervasively affected beds are flooded with iron-oxides and have a cellular "clinkery" silicification, but can only be considered weakly to moderately silicified except along structures where silicification may be locally strong. Where pervasive, the silicification can range from chalcedonic and glassy, to very fine-grained, to sugary, to drusy. Along fractures and breccias, it is commonly botryoidal chalcedony, locally with euhedral quartz druses to 1 cm thick. Brecciation and resilicification are common mega-textures in this material. The base of a silicified bed is often marked by a cellular or ropy open textured silicification with brick-red iron oxides that can be geochemically anomalous.

Similar silicification is reported as occurring along structures in the upper parts of the Fresnillo Mine (Simmons, 1987). Silicification from the mine area and in the Piedras kaolinite (Hg) mine and Sierra Valdecañas has been studied by Simmons (1987, and 1991) and Albinson (1988) who have interpreted it as hot springs sinter deposited in a very near surface environment from near neutral chloride waters associated with the Heavy sulphide mineralization stage at Fresnillo (see above).

9.2.2 Specularite

The sinter is widely brecciated and cut by younger structures carrying a distinctive purplish fine-grained dissemination of specular hematite. This is a widespread alteration type and commonly outlines major through-going structures cutting the sinter. In some places, it is converted to earthy red-brown hematite or goethite. Samples of this material are locally geochemically anomalous, but not consistently.

9.2.3 Iron-oxide Flooding

In many places, the rocks underlying the sinter are flooded with bright red, iron-oxides. These are fed by vertical structures and locally extend laterally as mantos along permeable beds. These zones host the strongest Hg, As, Zn, and Cu anomalies in Minera Sunshine sampling results (Megaw and Ramirez, 2001).

9.2.4 Kaolinite

Structurally-controlled kaolinite is very well developed in several areas within and around the fringes of Juanicipio. It has been mined at both the Cesantoni kaolinite mine just off the northwest corner of Juanicipio, and at the Piedras kaolinite (Hg) mine due south of Valdecañas (Figure 2). The kaolinite is developed as an alteration of rhyolite tuffs and flow domes in the Linares volcanics. In most places, it is a creamy white material, locally with iron-oxide staining.

Kaolinite is reported by Simmons (1991) as one of the major alteration styles associated with the upper portions of the Santo Niño-style vein LSM in the Fresnillo District (see above). The presence

Pincock, Allen & Holt                                                                                                                                                                                                                                               9.5

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of this along structures roughly parallel to the major veins, and cutting the sinter, strongly indicate that the Juanicipio kaolinite is analogous to that in the district and should be considered an important exploration guide. Geochemically anomalous silicification cutting kaolinite bolsters this interpretation.

9.2.5 Alunite

Alunite and natroalunite are reported by Simmons (1991) as diagnostic alteration products along the upper reaches of Santo Niño-style veins in the Fresnillo District. He describes this as locally being associated with the kaolinite.

Post-sinter veinlets of fine-grained silica replacing an earlier fibrous mineral occur in several places in the northeastern corner of Juanicipio map area. At one place, a zone of intersecting N45W and N50E structures is laced with these veinlets over an area 15-meters square. Megaw and Ramirez (2001) noted a strong resemblance to alunite and interpreted these veins as silicified alunite veins. These veins are locally associated with very strong iron-oxide flooding that is anomalous in Bi and As and Cu. These veinlets are commonly associated with the strongest structures in areas of considerable prospecting and limited drilling by Peñoles where they trend out of Juanicipio.

Pincock, Allen & Holt                                                                                                                                                                                                                                               9.6

9355.00a November 19, 2002

10.0 EXPLORATION

10.1 Recent District Exploration Activity by Peñoles

Recent exploration by Peñoles has focused on the high grade Santo Niño type veins in the southern and western parts of the district. They have focused most on tracing the recently discovered San Carlos vein, to the west from the known mining center (Figure 2). This surface and underground based exploration has successfully followed the San Carlos for greater than 6 km west of the known part of the district. Mining has begun on this vein and they cite it as the future source for the bulk of the mine's production. In March 2001, they quoted 7.2 million tonnes of drill proven reserves in the San Carlos grading 556 g/mt Ag over a 5.5-meter width (Peñoles, oral communication cited in Megaw and Ramirez, 2001). Their exploration has also included seeking veins parallel to the San Carlos, but north and south of it, with geophysics and surface drilling from the Valdecañas area right up to the eastern limit of Juanicipio. Several new veins have been found.

Much of the Fresnillo district (except for Cerro Proaño) is covered with alluvium and the Santo Nino style veins pinch out 180 to 220 meters below the surface (Figure 7). This has necessitated blind exploration and resulted in a biased perception of the limits of the system. The San Carlos discovery, coupled with discovery of numerous parallel veins and zoning patterns contrary to the "conventional wisdom" regarding the district, have caused recognition that the overall system is very much larger than previously appreciated and has caused many areas previously regarded as "outside the limits" of the district to become prospective. Sawkins (1988) suggested the possibility that the Fresnillo system might extend to the west into Juanicipio and ERA-Maptek (1992) identified several altered areas along structural intersections in Juanicipio that they recommended exploring. (Their client chose not to pursue them because of a relationship with Peñoles elsewhere.)

10.2 Minera Sunshine Juanicipio Exploration

10.2.1 Data Acquisition and Geologic Mapping

Minera Sunshine began their exploration with a comprehensive literature search and data acquisition phase. The resulting data were compiled into Resource Science Inc.’s Azteca © MapInfo© based GIS package with processed Landsat Imagery, infrastructure, sampled topography, regional geochemical, and regional geophysical data from the Consejo de Recursos Minerales (COREMI). This was followed by a three-week reconnaissance geologic mapping of the entire Sierra Valdecañas at 1:50,000 to identify areas of maximum exploration interest.

A subsequent three weeks was spent mapping an area approximately 6 by 7 kilometers covering the northeastern corner of the range at 1:5,000. This mapping was focused on the area closest to the Fresnillo mine, where maximum silicification, structural density, and kaolinite alteration had been observed in the reconnaissance phase. This included mapping the flanks of the range, outside of

Pincock, Allen & Holt                                                                                                                                                                                                                                               10.1

9355.00a November 19, 2002

the claim boundaries, reaching to the alluvium-covered plains. A generalization of this map is presented as Figure 6. Sampling accompanied both mapping stages.

10.2.2 Geochemistry

Rock chip outcrop and selected prospect dump geochemical samples have been taken throughout Juanicipio, with limited surface and underground sampling from the Fresnillo District for comparison (Megaw and Ramirez, 2001). All samples were prepared and assayed by conventional AA and multi-element ICP geochemical techniques at ALS-Chemex Laboratories of Vancouver.

Megaw and Ramirez (2001) sampled mineralized and altered structures, dumps, and outcrops throughout the map area on a reconnaissance basis. There was no systematic sampling attempted, but the major structures were sampled repeatedly over several kilometers of lateral extent. Given the small number of samples, and the mixture of materials sampled, it is difficult to draw firm conclusions from the geochemistry beyond saying that certain structures and alteration and mineralization types appear to have distinctive enough responses that a systematic sampling program could be warranted before full-scale drilling commences.

Following is a summary of the results of Minera Sunshine’s sampling:

Element (range: low anomaly; high anomaly; very anomalous)

Gold: (>40 ppb; >80 ppb; >1 ppm) Strongest in N60-70W structures with silicification, pyrite, specularite and kaolinite. The highest samples are from the structural zone that corresponds to the strongest NSAMT anomaly.

Silver: (>0.15 ppm; >0.50 ppm; > 1 ppm) All anomalies associated with strong silicification on dominantly NW structures. Pyrite, specularite and strong iron-oxides are common associates. Kaolinite is present in two. Correlation with high Au and As in sample from major structure corresponding to NSAMT anomaly (see gold).

Lead: (>20 ppm; >50 ppm; none)

Overall weak response, but where appreciable associated with NW silicified structures and iron-oxides.

Zinc: (>30 ppm; ; >100 ppm; >300 ppm) Virtually all anomalies associated with strong silicification on NW structures. Many associated with pyrite or hematite. Best sample is from gossanous material cutting Chilitos formation in bottom on Linares Canyon along major N70W structure with strong NSAMT signature.

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9355.00a November 19, 2002

Copper: (>10; >20; >100 ppm) Generally weak, but associated with NW-trending, silicified, pyritic, and goethitic structures. Best sample is from gossanous material cutting Chilitos formation in bottom on Linares Canyon along major N70W structure with strong NSAMT signature (see zinc).

Iron: Generally high, qualitatively shows areas of most ferruginous material and pervasive oxidation. Commonly associated with NW structures, especially after pyrite. Where highly correlated with S, indicates mineralization is dominantly pyritic.

Antimony: (>10 ppm; >20 ppm; none) Nowhere very strong, but generally associated with iron oxides (goethite and specularite) on NW structures, and not with strong silicification. Occurs locally in basal zone of sinter.

Arsenic: (>50 ppm; >100 ppm; >500 ppm) Persistently anomalous, with strong association with NW silicified and iron-oxide rich structures. Some association with kaolinite and alunite. Strongest values in iron-oxides from beneath sinter along major structural zones with strong NSAMT signature.

Mercury:ury: (>5 ppm; >10 ppm; >100 ppm) Mercury is probably the most consistently anomalous element throughout the area, note that the analyses are quoted as ppm not ppb. Mercury is not strong at the so-called Piedras kaolinite (Hg) mine, but Simmons (1991) reported finding cinnabar in the underground workings (now collapsed): there may be too few samples to find it. Mercury is very strong along N50-70W trending faults throughout the detailed map area. Mercury is associated with kaolinization, alunite(?) and pyritization, but appears most consistently associated with specific structures. The highest values are associated with Target #4, a kaolinite-rich structure, and Target #3 a iron-oxide, pyrite, and alunite(?)-bearing, 3.5 km long structure (see below).

Bismuth:smuth: (>1 ppm; >3 ppm; >6 ppm) Nowhere very strong, but highest values concentrated along 2.5 km long major NW-trending structure that cuts from alunite-iron-oxide pits on eastern limit of Juanicipio to north-central flow dome area. Most values lie west of Linares Canyon.

10.2.3 Geophysics

Natural Source Audio Magneto Tellurics (NSAMT) was run along approximately 8 km of line across the northeast corner of Juanicipio (See Figure 6a for line traces and identified structures. See Figures 6 and 8 a,b,c for Line 1 AMT section with identified structures). Minera Sunshine selected NSAMT because of its ability to: discriminate horizontal and vertical discontinuities (stratigraphic breaks and structures); measure resistivity contrasts across these breaks; penetrate to depths of >1 km with minimal loss of resolution; knowledge that Peñoles had been successfully applying the technique in the district; favorable experiences elsewhere using AMT for vein exploration; high sunspot activity giving strong NS signal; recent improvements in NSAMT technology; high flexibility in line orientation; and low cost.

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9355.00a November 19, 2002

The Zonge Engineering final revised report of February 15, 2001 contains full details of the layout, data collection and interpretation, and sections. All work appears to have been done to industry standards.

The longest line (Line 1) was run up the axis of Linares Canyon (Figures 6a and 8 a,b,c). This was done to: cut the major mapped NW-trending structures at a high angle; take readings below the 100-meter thick sinter body; and ease line layout across a large area. Line 2 was run along the top of the ridge paralleling Line 1. This was done to offset the same major structures at the same angle; determine if the method worked well on the sinter; and determine that, if the ridges could be used, they were easier routes from a layout and production perspective. Line 3 was run perpendicular to Line 1 to ascertain if there is a strong structural control on Linares Canyon.

The results correlate well with surface geology and reinforce the surface mapping indicated drill targets. Major features are:

1.	Linares Canyon is controlled by a major N20-30W-trending structure. This may have been the principal feeder, or one of several parallel feeders, for the sinter. Line 3 shows the resistivity contrast between the two sides of the canyon very clearly.

2.	The mapped N50-70W structures that cut the area canyon show up very clearly and persist to depth. Several have very strong conductors associated with them at depth. These reportedly look very similar to conductors associated with the productive veins in the Fresnillo District. The presence of these conductors associated with only some structures suggests an important drilling target parameter (Figure 8).

3.	There is a strong resistivity contrast between the sinter (highly resistive) and the underlying unsilicified Linares volcanics and Chilitos formations on Line 2. This shows the sinter very clearly, and structural breaks in the sinter show up strongly.

4.	The range-bounding Valdecañas fault shows up very strongly at the town of Presa Linares.

10.2.4 Environmental Surveys

The only environmental surveys done on the Juanicipio property to date are those required for drill permitting. These involve inventories of floral and faunal species and an assessment of the impact of road building for drilling. Drilling permits were granted to Minera Sunshine by SEMARNAT on the basis of these studies. These permits are being regenerated in the name of Minera Lagartos.

The only surface disturbances in the claim are small prospect pits from which there has been no production. Reconnaissance coverage indicates that there are no inherited environmental liabilities from these disturbances.

Pincock, Allen & Holt                                                                                                                                                                                                                                              10.4

9355.00a November 19, 2002

Juanicipio #1 – Line 1E
NORTH
ELEVATION (meters)
A/2
Fe/1
DRILL TARGETS

PINCOCK ALLEN & HOLT
274 Union Blvd., Suite 200
Lakewood, CO 80228

Juanicipio Project

Zacatecas, Mexico

NORTH END OF AMT LINE 1
SHOWING NAMED STRUCTURES & DRILL TARGETS

Figure 8a | Date: November 2002

Juanicipio #1 – Line 1E

2525 2575 2625 2675 2725 2775 2825 2875 2925 2975 3025 3075 3125 3175 3225 3275 3325 3375 3425 3475 3525 3575 3625 3675 3725 3775 3825 3875 3925 3975 4025 4075 4125 4175 4225 4275 4325 4375 4425 4475 4525 4575 4625 4675 4725 4775 4825 4875 4925 4975 5025 5075 5125
B/3
C/4
S/5
DRILL TARGETS

PINCOCK ALLEN & HOLT
274 Union Blvd., Suite 200
Lakewood, CO 80228

Juanicipio Project

Zacatecas, Mexico

CENTRAL PART OF AMT LINE 1
SHOWING NAMED STRUCTURES & DRILL TARGETS

Figure 8b | Date: November 2002

Juanicipio #1 – Line 1E

4425
4475
4525
4575
4625
4675
4725
4775
4825
4875
4925
4975
5025
5075
5125
5175
5225
5275
5325
5375
5425
5475
5525
5575
5625
SOUTH
2400
2300
2200
2100
2000
1900
1800
1700
1600
1500
1400
ELEVATION (meters)
40
100
261

D/6
DRILL TARGET

1D Smooth-Model Inversion
Scalar AMT Raw Data

AUTHOR	DRAWN	DATE	SCALE	REPORT
Zonge	Zonge	12/02/01	1:1000	Job 0076

Natural Source Data
Receiver Data:
Length = 50 m
Orient. = N90E
Inversion control parameters:
dpW = 1, dxW = 1, dzW = 2

PINCOCK ALLEN & HOLT
274 Union Blvd., Suite 200
Lakewood, CO 80228

Juanicipio Project

Zacatecas, Mexico

SOUTHERN PART OF AMT LINE 1
SHOWING NAMED STRUCTURES & DRILL TARGETS

Figure 8c	Date: November 2002

0 100 200 300
METERS

11.0 DRILLING

No drilling has been done within Juanicipio proper. However, the six initial targets identified by Minera Sunshine were permitted and remain to be drilled. These permits are being regenerated in the name of Minera Lagartos S.A. de C.V.

Peñoles, operators of the Fresnillo mine and holders of all the mining concessions between Juanicipio and the Fresnillo Mine, have performed extensive drill programs to the east and north of the northeastern corner of the Juanicipio claim. The most important of these have tracked the San Carlos vein just north of the northeastern corner of Juanicipio. Megaw and Ramirez’s (2001) report to Minera Sunshine includes a photograph of a Peñoles drill rig operating 400 meters north of the northern Juanicipio boundary.

Pincock, Allen & Holt                                                                                                                                                                                                                                              11.1

9355.00a November 19, 2002

12.0 FIELD SAMPLING METHODS AND APPROACH

Rock chip and dump samples of altered and mineralized materials were taken throughout Minera Sunshine’s reconnaissance and detailed mapping phases. Field samples were located with a global positioning system (GPS), plotted on field sheets, bagged and tagged for shipping. Daily accumulations of samples were transported to the field office and stored under lock and key. The samples also include two high-grade ore samples and several surface samples from the Fresnillo mine for comparison. In total, 119 samples were taken. Complete sample descriptions, locations and assay results are presented in Megaw and Ramirez (2001). The work was done to industry standards.

Pincock, Allen & Holt                                                                                                                                                                                                                                               12.1

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13.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY

Samples were picked up on site by Chemex representatives and transported to their Guadalajara preparation facility. Chemex prepared the samples by crushing, homogenizing, splitting, grinding, homogenizing, and final splitting for analytical pulps. Pulps were flown to Vancouver B.C. for analysis first by 32 element ICP, then AA for silver and gold.

Bulk rejects and assay pulps were discarded by request of Minera Sunshine.

Pincock, Allen & Holt                                                                                                                                                                                                                                              13.1

9355.00a November 19, 2002

14.0 DATA VERIFICATION

Analytical results from Chemex were downloaded as Excel spreadsheets and reviewed for quality and coherence. No clerical errors were found in laboratory reporting. Table 14-1 compares check samples with the original sample. The J samples were taken from the same outcrops that had previously been sampled. The second sample shows the comparison.

TABLE 14-1

Mega Capital Investments, Inc.

Juanicipio Property

Check Sample Comparison

Sample #	Au ppb	Ag ppm	Pb ppm	Zn ppm	Cu ppm	Fe %	Sb ppm	As ppm	Hg ppm	Bi ppm
J-1	210	0.31	6.8	2	5.6	9.13	9.15	370	0.38	0.06
ZS-82	1,000	1.17	3	<2	3	6.5	5.6	169	0.6	0.03

J-2	16	0.41	7.6	62	6.2	1.79	0.50	21.9	0.94	<0.01
ZS-12	17	0.85	8	48	5	2	0.65	22.3	60	<0.01

J-3	1	0.05	3.0	4	1.8	12.75	0.70	31.9	1.18	0.03
ZS-15	<1	0.13	5	6	3	>15	0.65	27	7.3	0.05

J-4	37	0.05	6.2	604	8.2	2.44	7.95	88.2	7.12	<0.01
ZS-83	89	0.05	8.2	92	9.4	2.39	7.85	91.9	24.7	0.02

Pincock, Allen & Holt                                                                                                                                                                                                                                              14.1

9355.00a November 19, 2002

15.0 ADJACENT PROPERTIES

The Juanicipio property is adjoined on the north and east by a continuous property package belonging to Peñoles, that covers the Fresnillo District and alluvium mantled surroundings.

Juanicipio is adjoined on the south and southwest by the abandoned portions of the original Juanicipio 1 claim.

Juanicipio is adjoined to the northwest by the claim that covers the Cesantoni kaolinite mine and the manganese mines that lie to the immediate south of it. There is also a large regional claim, of uncertain status, belonging to a Canadian company that lies to the northwest of these claims.

There is currently no free ground adjoining Juanicipio.

Pincock, Allen & Holt                                                                                                                                                                                                                                              15.1

9355.00a November 19, 2002

16.0 METALLURGICAL TESTWORK

No metallurgical studies have been undertaken.

Pincock, Allen & Holt                                                                                                                                                                                                                                              16.1

9355.00a November 19, 2002

17.0 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

The property remains at an early exploration stage. No data have yet been generated from which to estimate resources and reserves.

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18.0 INTERPRETATION AND CONCLUSIONS

Juanicipio lies 6 kilometers west of the center of the Fresnillo District, and Peñoles are actively exploring within a few hundred meters of the Juanicipio border in several places. The geology, structure, geochemistry, and geophysics at Juanicipio are similar enough to Fresnillo that exploration models from Fresnillo can be readily applied to Juanicipio to generate high quality, potentially high-grade, drilling targets. The results of the initial mapping, geochemistry and geophysics include the following favorable comparisons:

1.	Similar structural environment with both parallel structures and structures aligned with drilled structures in the Fresnillo District. An important corollary to this is the extreme lateral continuity of Fresnillo veins, suggesting that mineralization may extend much farther from the historic mining center than previously thought.

2.	A two-stage alteration history with early massive silicification cut by a later iron-oxide, pyrite, kaolinite, and alunite (?) stage. This is directly analogous to that seen in Fresnillo.
3.	Similar surface geochemistry. This is significant evidence because the Fresnillo District has such a subdued geochemical signature. However, the metals that are anomalous in Fresnillo are anomalous in Juanicipio in the same amounts and proportions. It is worth noting that the geochemical characterization of Fresnillo proper is based on thousands of samples, versus about 100 from Juanicipio.

4.	Strong NSAMT response for the major structures, showing persistence to depth and reportedly very similar conductivity patterns to those from Fresnillo.
5.	The major geologic, geochemical, and geophysical features coincide: It is the late N50-70W structures that have the pyrite, kaolinite, and alunite (?) alteration, geochemical anomalies, and NSAMT responses.

18.1 Significance of Silicification (Sinter)

The most important difference between the two areas is that there is much more silicification at Juanicipio than Fresnillo and similar silicification extends regionally for many kilometers away from Fresnillo. There are several possible explanations for this:

1.	The sinter is not directly related to Fresnillo mineralization. This would require that within a very few million years the Fresnillo region was subjected to first a world-class silicification event and then a world-class mineralizing event. It is more likely that these are products of a single major event.

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2.	The sinter was once as extensive over the Fresnillo District, but has since been eroded off. Initially this seems unreasonable given the resistant nature of the sinter. However, the Recent conglomerates and alluvium east of the district (down stream) contain a very high percentage of sinter fragments (Megaw and Ramirez, 2001). There is a well-established drainage divide between Fresnillo and Juanicipio so it is more likely that these sinter fragments came from Fresnillo than Juanicipio.

3.	The silicification was not uniformly developed over the system and that it may have been zoned vertically or horizontally relative to the mineralization center. A corollary to this is that the sinter may have formed as a shell around mineralization and the Juanicipio sinter is preserved on the flanks of the shell whereas it has been eroded off the apex.

4.	The Valdecañas fault, which probably dips southwest, has dropped Juanicipio down relative to Fresnillo. In this case, the sinter above Fresnillo would have been topographically higher and exposed to erosion sooner and longer than Juanicipio. If true, this indicates that the depth to the "top-out" of Santo Niño-style veins (see below) is greater than that at Fresnillo (even factoring in the effect of being topographically higher).

18.2 Depth to “Top-Out” in Juanicipio

Working from Simmons (1991) model of descending water tables in the Fresnillo District, and factoring in geology and topography, it is possible to get a first order idea of how deep the tops of Santo Niño-style veins should lie below the surface in Juanicipio (Figure 7). The model sections show two geological possibilities: that Juanicipio is dropped down relative to Fresnillo along the Valdecañas fault; or that it is not and the paleosurface dips down towards Juanicipio from Fresnillo as discussed above. Geological mapping better supports the former interpretation (Megaw and Ramirez, 2001), but note that it makes little difference in terms of depth to "top-out."

The Santo Niño-style veins "top-out" at 2,000 meters elevation, about 200 meters below the current surface, which lies at 2,200 meters. This places the "top-out" at about 500m below the inferred paleosurface at HSM time. Taking the Juanicipio sinter as reflecting the same HSM time paleosurface, the base of the Juanicipio sinter lies at 2,300 meters, so the "top-out" should lie at about 1,700 meters in elevation. This is clearly a very rough estimate and that an error of 100 meters (or more) either way should be expected.

This target depth is about 500 meters below the 2,300-meter elevation base of the canyon, so depth to target in steeply inclined drill holes will be >575 meters. These depths of drilling are clearly expensive, and steeply dipping holes may miss steeply dipping targets. Peñoles have developed the tactic of drilling shallow holes (45o) first to locate structure, and then drill more steeply to hit the deep target with increased accuracy and confidence. This results in somewhat higher drilling costs, but has the added benefit of locating unanticipated veins that dip parallel, or contrary, to the veins they are targeting. Historically, some of these serendipitous encounters have become major producers (Peñoles oral communication, cited in Megaw and Ramirez, 2001). At Juanicipio, a

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similar tactic could be employed for similar reasons, with the additional justification that the shallow holes would help locate the master structure below the inferred "horse tailing" zone and allow more precise location and dip determination for the deep targets.

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19.0 RECOMMENDATIONS

19.1 Drill Targets

Six major target structures have been identified (Megaw and Ramirez, 2001) whose orientation, alteration history, geochemistry and geophysics warrant drilling. These targets are (Figures 6a, and 8a, b, c):

1.	Fe-oxide Pit structure: Major N70W structural zone that extends over 3 km across the property from prominent Fe-oxide pits with alunite (?) just east of Juanicipio border, to 1.5 km west of the canyon. This structure has very strong alteration and good geochemistry. Corresponds to strong NSAMT feature. Peñoles drilled this structure just east of the Juanicipio limit and got 13 g/mt Ag about 150 meters well above interpreted top-out (Peñoles oral communication cited in Megaw and Ramirez, 2001).

2.	Zonge Structure "A": Major N70W structural zone that nicks the NE corner of Juanicipio and runs up to a few hundred meters north of the boundary west of this. This has strong alteration and geochemistry and the strongest NSAMT conductivity signature. A 2D model indicates that this anomaly dips south. The drill road to this target already exists. Much will depend on the dip of the master structure and depth to the top-out. Strands in the zone dip from 70[o] to 85[o] S on surface, but may flatten as many of the Fresnillo veins do. If it flattens to 65[o] quickly, the vein will enter Juanicipio along Linares Canyon at 450 to 500 meter depths. If it doesn't flatten, there are still some 800 meters of strike length east of the canyon that are in, or will pass into, Juanicipio at reasonable depth.

3.	Zonge structure "B": Strong N50W structural zone with numerous kaolinite pits, moderate geochemistry, and strong NSAMT response. The structure has several parallel strands with strong alteration and multiple NSAMT breaks. This structural zone is wide enough and attractive enough to warrant two overlapping set-ups. It also has some strands that dip NE, so it may need to be tested with a SW oriented hole. Peñoles apparently has drilled these structures east of the Juanicipio boundary, but the results are unknown.

4.	Zonge structure "C": Major N50W structural zone that cuts the Linares Canyon in the middle of a large Chilitos exposure. This has strong geochemistry in the Chilitos formation below the sinter, strong alteration, and strong NSAMT signature.

5.	"South Target": Moderate structure and alteration on surface, very strong NSAMT conductor that appears right at inferred top-out elevation. Between zones of colorful alteration that have weaker NSAMT responses.

6.	Zonge structure "D": Strong N70W structural zone in southern part of detailed area with extensive brecciation and locally colorful Fe-oxide alteration. Spotty geochemistry and

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strong NSAMT response. It will be very difficult to get a road to test this target, so it should perhaps be saved for the next drilling phase.

19.2 Drilling Program

It is worth emphasizing that the top out should lie at about the 1,750-meter elevation, about where strong conductors appear along structures on the NSAMT sections. Problems in getting holes down to this depth may stem from the fact that this is a vertical distance of 500 to 600 meters below the surface (even the bottom of the canyon in many places lies between the 2,250 and 2,350 meter elevation), and the structures are steeply dipping. It is not advisable to drill much more steeply than 65o or the chances of missing them increase unacceptably, so this results in drill holes of 700 to 750 meter depth. One way to improve targeting is to adopt or modify Peñoles' tactic of drilling shallow holes (45o) first to locate structure, and then drill more steeply to hit the deep target with increased accuracy and confidence. This method has the added benefit of locating unanticipated veins that dip parallel, or contrary, to the target veins. At Juanicipio, there is the additional justification that shallow holes would help locate the master structure below the inferred "horse tailing" zone and allow more precise location and dip determination for the deep targets.

The following are recommended to reduce exploration costs and risks:

1.	Collar the drill hole with reverse circulation drilling to the capacity of the equipment, probably about 300 meters. Drill core from this point down. This will result in a substantial savings in drilling expenditures.

2.	Consider additional NSAMT work. This method appears to have outlined structures with associated conductors quite well. Additional lines, especially over stretches of structures with good geochemistry, might dramatically improve target concepts cheaply.

3.	Several of the major structures yield reconnaissance geochemical anomalies in several elements, so detailed geochemistry along them might allow locating the most favorable zones for containing ore shoots. Keeping in mind that the ore shoots at Fresnillo range from a few hundred to 1,000s of meters long, structures can be tracked with confidence through Juanicipio for up to 3.5 km; a 50-meter sample spacing could yield good results quickly and relatively cheaply.

4.	Test Peñoles method of drilling initial shallow angle holes (45o) to pinpoint structures and tighten definition of deep targets.

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20.0 RECOMMENDED WORK PROGRAM AND GENERAL BUDGET

Estimated depths to the top of the high-grade "Santo Niño" style mineralization, the most attractive target type, are on the order of 500 to 600 meters (note that mining at these depths is undertaken routinely in this part of Mexico). Given angle drilling, the total depths of these holes will average 750 meters. Testing the six proposed targets would require 4,500 meters of drilling at an estimated cost of C$1,184,500. Once the regenerated drilling permits are in place work can commence immediately. The following general budget is proposed:

TABLE 20-1
Mega Capital Investments, Inc.
Juanicipio Property
Phase 1 Exploration Budget Summary
Item	Phase 1 Cost (C$)
Logistics: Miscellaneous support Expenses	5,000
Geochemical Study of Structures	5,000
Drilling Road Work	40,000
Drilling and Support for 4,500 meters of drilling at $200 per meter	900,000
Assaying	20,000
Environmental Remediation and review	50,000
Final Report	10,000
PHASE 1 TOTAL	$1,030,000
Value Added Tax (IVA) @ 15%	$154,500
Total	$1,184,500

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CERTIFICATE OF QUALIFICATION

I, Clarence J. Wendt, P. Geo., do hereby certify that:

1. I reside at 5004 East Albuquerque Road, Reno, Nevada, 89511

2. I am a graduate of the San Diego State University in Geology with a degree of Bachelor of Science in 1967, and the University of Arizona, with a Master of Science degree in Geology in 1978 and have practiced my profession continuously since that time.

3. I am a Non-Resident Professional Geoscientist in the Province of British Columbia (N1712), a Registered Geologist in the State of Arizona (18283), and a Registered Professional Geologist with the American Institute of Professional Geologists (4966).

4. I hold membership in the following mineral industry technical societies:

  A.I.M.E. (Fellow),

  Society of Economic Geologists (Fellow),

  AusIMM (Fellow)

  American Association of Petroleum Geologists,

  Geological Society of Nevada,

  Arizona Geological Society, and

  Northwest Mining Association.

5. I have practiced my profession continually for 33 years.

6. I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

7. I am responsible for the preparation of the technical report titled “The Geology and Exploration Potential of the Juanicipio Property, Fresnillo District, Zacatecas, Mexico” and dated November 19th, 2002. I visited the Juanicipio property on September 5th, 2002 for one day.

8. I have not had prior involvement with the property that is the subject of the Technical Report.

9. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

10. I am independent of Mega Capital Investments applying all the tests in Section 1.5 of National Instrument 43-101.

11. I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

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12. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, or the Technical Report.

Signed and Dated this 19th Day of November, 2002

”Clarence J. Wendt”_____
Clarence J. Wendt Reno, Nevada

[SEALED]

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22.0 REFERENCES

1.	ALBINSON, T., and NELSON, C.E., 2001, New Mines and discoveries in Mexico and Central America: Society of Economic Geologists, Special Publication No. 8, 363p.
2.	ALBINSON, T. F. (1988): Geologic Reconstruction of the Paleosurface in the Sombrerete, Colorado and Fresnillo Districts, Zacatecas State, Mexico. Econ. Geol. 83, 1647-1667.
3.	ATWATER, T. (1970): Implications of plate tectonics for the Cenozoic tectonic evolution of western North America. Geol. Soc. America Bull. 81, 3513-3536.
4.	BARTON, M.D., STAUDE, J-M, G., ZURCHER, L., AND MEGAW, P.K.M. (1995): Porphyry copper and other intrusion-related mineralization in Mexico. In Porphyry Copper Deposits of the American Cordillera, (F.W. Pierce and J.G. Bolm, eds.). Ariz. Geol. Soc. Digest 20, 487-524.

5.	BUCHANAN, L. J., 1981, Precious metal deposits associated with volcanic environments in the Southwest in Dickinson, W.R. and Payne, W.D., eds., Relations of tectonics to ore deposits in the southern Cordillera: Arizona Geological Society Digest, v. 14, p. 237-262.

6.	CAMPA, M. F. (1985): The Mexican Thrust Belt: In Tectonostratigraphic Terranes of the Circum Pacific Region (D.G. Howell, ed.). Circum Pacific Council for Energy and Mineral Resources, Houston. 299-313.

7.	CAMPA, M.F., AND CONEY, P.J. (1983): Tectono-stratigraphic terranes and mineral resource distributions in Mexico. Can. Jour. Earth. Sci. 20, 1040-1051.
8.	CLARK, K.F., DAMON, P.E., SCHUTTER, S.R., and SHAFIQULLAH, M. (1979): Magmatismo en el Norte de Mexico en Relacion a los Yacimientos Metaliferos. Asoc. Ingen. Minas, Metal. Y Geol. De Mexico Conven. Nac. XIII, Acapulco, 8-57.

9.	CONEY, P.J. (1978): Mesozoic-Cenozoic Cordilleran plate tectonics. Geol. Soc. America Memoir 152, 33-50.
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11.	ERA-Maptec, 1992, Landsat TM Structural interpretation of the Zacatecas Region, Mexico for silver, base metal and gold exploration: 35p.

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12.	GEMMELL, J.B., SIMMONS, S.F. and ZANTOP, H.(1988) The Santo Nino silver-lead-zinc vein, Fresnillo District, Zacatecas, Mexico; Part I, Structure, vein stratigraphy, and mineralogy. Econ. Geol. 83, 1597-1618.

13.	GILES, D.A. (1995): Exploration for skarn and stratabound Zinc-Lead-Silver orebodies in Mexico. Society of Economic Geologists, International Field Conference on Carbonate-hosted Lead-Zinc Deposits, St. Louis, Missouri, Extended Abstracts, 102-103

14.	GRAYBEAL, F.T., SMITH, D.M. JR., AND VIKRE, P.G. (1986): The geology of silver deposits. In Handbook of Stratabound and Stratiform ore deposits. (K.H. Wolf ed.). 14, Elsevier, New York, 1-184.
15.	INDUSTRIAS PEÑOLES (1987) Primer Siglo de Peñoles: Biografia de un exito. Industrias Peñoles S.A. de C.V., 151p.
16.	LANG, B., STEINITZ, G., SAWKINS, F.J. and SIMMONS, S.F. (1988): K-Ar age studies in the Fresnillo silver district, Zacatecas. Econ. Geol. 83, 1642-1646.
17.	McDOWELL, F.W., and CLABAUGH, S.E. (1979): Ignimbrites of the Sierra Madre Occidental and their Relationship to the Tectonic History of Western Mexico. : Geol. Soc. America Special Paper 180, 113-124.
18.	MEGAW, P.K.M., 1998, Carbonate-hosted Pb-Zn-Ag-Cu-Au replacement deposits: An exploration perspective: in, Lentz, D.R., ed., Mineralized intrusion-related skarn systems: Mineralogical Association of Canada, Short Course Series v. 26, Quebec City, 1998, p. 337-358.

19.	MEGAW, P.K.M., 1999, The high-temperature, Ag-Pb-Zn-(Cu) carbonate-hosted replacement deposits of central Mexico: in, J.J. Jambor, ed.,VMS and Carbonate-Hosted Polymetallic Deposits of Central Mexico: British Columbia and Yukon Chamber of Mines, Cordilleran Roundup, 1999, p. 25-44.

20.	MEGAW, P.K.M., AND RAMIREZ, R. L. (2001): Report on Phase 1 data compilation and geological, geochemical and geophysical study of the Juanicipio Claim, Fresnillo District, Zacatecas, Mexico: Proprietary report to Minera Sunshine de Mexico S.A. de C.V., April, 2001, 59p.

21.	MEGAW, P.K.M., RUIZ, J., AND TITLEY, S.R. (1988): High-temperature, carbonate-hosted, Pb-Zn-Ag massive sulphide deposits of Mexico: An overview. Econ. Geol. 83, 1856-1885.
22.	MONOD, O. and CALVET, P.H.A. (1992): New structural interpretation of the Triassic units near Zacatecas, Central Mexico. Consejo de Recursos Minerales, Unpublished Archive File, 17p.

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23.	MORAN-ZENTENO, D., 1994, Geology of the Mexican Republic (English Translation): American Association of Petroleum Geologists, Studies in Geology 39, 160p.
24.	PRICE, J., and HENRY, C., 1984, Stress orientations during Oligocene volcanism in Trans-Pecos Texas: Timing the transition from Laramide compression to Basin and Range extension: Geology, v. 12, p. 238-241.

25.	RUVALCABA-RUIZ, D.C. and THOMPSON, T.B., 1988, Ore deposits at the Fresnillo Mine, Zacatecas, Mexico: Economic Geology, v. 83, no. 8, p. 1583-1596.
26.	SAWKINS, F.J., 1988, Anatomy of a world-class silver system, and implications for exploration; Fresnillo District, Zacatecas, Mexico in Jones, M.J., Silver; exploration, mining and treatment: Institution of Mining and Metallurgy [London], p. 33-39

27.	SCAMMEL R.P., and JANZEN, J. (1988): The San Nicolas VMS Deposit, Zacatecas, Mexico. Prospectors and Developers Assoc. of Canada Oral Presentation, March, 1998.
28.	SEDLOCK, R.L., ORTEGA-GUTIERREZ, F., and SPEED, R.C. (1993): Tectonostratigraphic Terranes and Tectonic Evolution of Mexico: Geol. Soc. America, Special Paper 278, 173p.
29.	SIMMONS, S.F., 1991, Hydrologic implications of alteration and fluid inclusion studies in the Fresnillo District, Mexico; evidence for a brine reservoir and a descending water table during the formation of hydrothermal Ag-Pb-Zn orebodies: Economic Geology, v. 86, no. 8, p1579-1601.

30.	SIMMONS, S.F., GEMMELL, J.B. and SAWKINS, F.J. (1988): The Santo Nino silver-lead-zinc vein, Fresnillo District, Zacatecas; Part II, Physical and chemical nature of ore-forming solutions. Econ. Geol. 83, 1619-1641.

31.	WISSER, E. (1966): The epithermal precious metal province of northern Mexico. Nevada Bur. Mines Bull. 13, 63-92.
32.	ZONGE Engineering, 2001, Interpretive report, revised, Natural Source NSAMT Geophysical Survey, Juanicipio #1 Project Area, Fresnillo, Zacatecas, Mexico: Proprietary report to Minera Sunshine, February 15, 2001, 24p.

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